                                                                       EXHIBIT 2
                                                                  CONFORMED COPY





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                            STOCK PURCHASE AGREEMENT

                                  By and Among
                           LDDS Communications, Inc.,
                          The Williams Companies, Inc.
                                      and
                              WTG Holdings, Inc.



                                  Dated as of
                                August 22, 1994


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                                                                  EXECUTION FORM



                               TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
                                                              ARTICLE I
                                                          PURCHASE AND SALE

1.1.        Purchase and Sale; Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
1.2.        Time and Place of Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2

                                                              ARTICLE II
                                               RESENTATIONS AND WARRANTIES OF THE BUYER

2.1.        Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
2.2.        Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
2.3.        Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
2.4.        Financing Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
2.5.        Governmental Approvals and Consents . . . . . . . . . . . . . . . . . . . . . . . . . .       4
2.6.        Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5

                                                             ARTICLE III
                                             REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.1.        Organization, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
3.2.        Certificate of Incorporation, Bylaws and
               Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
3.3.        Capital Structure and Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
3.4.        Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
3.5.        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
3.6.        Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
3.7.        Real Property, Rights of Way  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
3.8.        Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
3.9.        Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      13
3.10.       Liabilities, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
3.11.       Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15
3.12.       Litigation and Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17
3.13.       Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
3.14.       Governmental Approvals and Consents . . . . . . . . . . . . . . . . . . . . . . . . . .      19
3.15.       Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
3.16.       Employee Benefit Plans and Related Matters;
               ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
3.17.       Taxes and Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
3.18.       Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
3.19.       Employees, Labor Matters, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
3.20.       Minute and Stock Books; Records . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
3.21.       Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
3.22.       Brokers, Finders, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33

                                                              ARTICLE IV
                                                 ADDITIONAL AGREEMENTS OF THE PARTIES

4.1.        Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
4.2.        No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
4.3.        Access; Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
4.4.        Governmental Approvals, Consents, Filings and
               Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
4.5.        Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
4.6.        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
4.7.        Cancellation of Intercompany Accounts; Main-
               tenance of Current Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
4.8.        Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      52
4.9.        Survival, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      54
4.10.       Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      55
4.11.       Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      63
4.12.       Noncompete Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      67
4.13.       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      67
4.14.       Transfer of Excluded Businesses . . . . . . . . . . . . . . . . . . . . . . . . . . . .      67
4.15.       Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      68
4.16.       Trademark License Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      70
4.17.       Governmental Approval and Consent Indemnity . . . . . . . . . . . . . . . . . . . . . .      70
4.18.       Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      71
4.19.       Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      72

                                                              ARTICLE V
                                                        CONDITIONS TO CLOSING

5.1.        The Seller's Conditions to Close  . . . . . . . . . . . . . . . . . . . . . . . . . . .      74
5.2.        The Buyer's Conditions to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . .      75

                                                              ARTICLE VI
                                                             THE CLOSING

6.1.        Deliveries by the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      77
6.2.        Deliveries by the Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      80

                                                             ARTICLE VII
                                                             TERMINATION

7.1.        Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      81
7.2.        Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      82

                                                             ARTICLE VIII
                                                         CERTAIN DEFINITIONS

8.1.        Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      83

                                                              ARTICLE IX
                                                            MISCELLANEOUS

9.1.        Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     102
9.2.        Public Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     102
9.3.        Governing Law and Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . .     102
9.4.        Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     103
9.5.        Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     104
9.6.        Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     104
9.7.        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     104
9.8.        Amendment; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     105
9.9.        Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     105
9.10.       Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     105
9.11.       Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     105
9.12.       Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     106

                    LIST OF DISCLOSURE SCHEDULES AND ANNEXES


Disclosure Schedules                                               Description
- --------------------                                               -----------
Buyer Disclosure Schedule
- -------------------------

Schedule 2.5                                               Buyer's Governmental Approvals
                                                           and Consents

Schedule 5.2(c)(i)                                         Certain Closing Consents

Schedule 5.2(c)(iii)                                       Certain Additional Closing
                                                           Consents

Schedule 5.2(c)(iv)                                        Excepted Consent

Schedule 5.2(f)                                            Certain Proceedings

Seller Disclosure Schedule (pages)
- ----------------------------------

Schedule 3.1(a)                                            Jurisdictions of Incorporation (2)

Schedule 3.1(b)                                            Subsidiaries; Holdings (2)

Schedule 3.2                                               Restrictions upon Transfer or
                                                           Pertaining to Securities (1)

Schedule 3.3                                               Capital Structure and Owner-
                                                           ship (1)

Schedule 3.5                                               Financial Statement Exceptions (3)

Schedule 3.7(a)                                            Owned Real Property (3)

Schedule 3.7(b)                                            Leases (6)

Schedule 3.8(a)                                            Environmental Compliance (1)

Schedule 3.8(b)                                            Other Environmental Matters (1)

Schedule 3.9(a)(i)                                         Owned Intellectual Property (11)

Schedule 3.9(a)(ii)                                        Excluded Intellectual Property (5)

Schedule 3.9(b)(i)                                         Other Intellectual Property
                                                           Rights (10)

Schedule 3.9(b)(ii)                                        Non-Exclusive Intellectual
                                                           Property Rights (12)

Schedule 3.9(c)                                            Infringement (1)

Schedule 3.9(d)                                            Due Registration (1)

Schedule 3.10                                              Liabilities (1)

Schedule 3.11(b)(i)                                        Contracts (1067)

Schedule 3.11(b)(ii)                                       Scheduled Contracts (13)

Schedule 3.11(c)                                           Contract Violations (246)

Schedule 3.12(a)                                           Litigation (17)

Schedule 3.12(b)                                           Compliance (1)

Schedule 3.13                                              No Conflicts (1)

Schedule 3.14(a)                                           Required Approvals and Con-
                                                           sents to Conduct of the Busi-
                                                           ness (1)

Schedule 3.14(b)                                           Seller's Governmental Approv-
                                                           als and Consents (74)

Schedule 3.15                                              Insurance (2)

Schedule 3.16(a)                                           Employee Benefit Plans (5)

Schedule 3.16(c)                                           Employee Benefit Plan
                                                           Liability (1)

Schedule 3.16(d)                                           Defaults (1)

Schedule 3.17                                              Tax Matters (56)

Schedule 3.18                                              Absence of Changes (1)

Schedule 3.19                                              Labor Matters (1)

Schedule 3.21                                              Affiliate Transactions (19)

Schedule 3.22                                              Bonus Payments (1)

Schedule 4.1(1)                                            Certain  Contract (1)

Schedule 4.7                                               Intercompany Accounts (10)

Schedule 4.10(b)(i)                                        Seller Sponsored Plans (3)

Schedule 4.10(b)(ii)                                       Company Plans (2)

Schedule 4.15(a)                                           1994 Capital Requirements
                                                           Budget (1)

Schedule 4.15(d)                                           Supplemental Capital Expendi-
                                                           tures (1)
Schedule 4.18                                              Insurance Claims (1)

Schedule 5.1(c)                                            Required Consents (3)

Schedule 8.1                                               Excluded Indebtedness (1)

Annex                                                              Description
- -----                                                              -----------
Annex A                                                    Form of Seller Non-Compete
                                                           Agreement

Annex B                                                    Matters to be Covered in
                                                           Opinion of Seller's Counsel

Annex C                                                    Matters to be Covered in Opin-
                                                           ion of Buyer's Counsel

Annex D                                                    Rights of Way

                            STOCK PURCHASE AGREEMENT


                 This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of August 22, 1994, by and among LDDS Communications, Inc., a Georgia corporation (the "Buyer"), The Williams Companies, Inc., a Delaware corporation (the "Seller"), and WTG Holdings, Inc., a Delaware corporation (the "Selling Subsidiary").


                              W I T N E S S E T H:

                 WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock of the Selling Subsidiary, and the Selling Subsidiary owns all of the issued and outstanding capital stock (the "Shares") of Williams Telecommunications Group, Inc., a Delaware corporation (the "Company"); and

                 WHEREAS, the Selling Subsidiary wishes to, and the Seller wishes to cause Selling Subsidiary to, sell the Shares to the Buyer, and the Buyer wishes to purchase the Shares from the Selling Subsidiary, on the terms and conditions and for the consideration described in this Agreement (capitalized and other terms defined as provided in Article VIII hereof being used as therein defined);

                 NOW THEREFORE, in consideration of the premises and the mutual promises, covenants, agreements, representations and warranties hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                               PURCHASE AND SALE

                 1.1. Purchase and Sale; Purchase Price. (a) Each of the Seller and the Buyer acknowledges and agrees that the representations, covenants, warranties, agreements, indemnities and other undertakings contained in this Agreement are made for the benefit of the other such party hereto and that the parties hereto, in reliance thereon, have agreed to execute this Agreement and consummate the transactions contemplated by this Agreement. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, on the Closing Date, the Selling Subsidiary shall, and the Seller shall cause the Selling Subsidiary to, sell, convey, transfer, assign and deliver to the Buyer free and clear of all Liens other than any Lien arising as a result of any action taken by the Buyer or the Buyer Affiliates, and the Buyer shall purchase, all right, title and interest in and to the Shares.

                 (b) In full payment for the Shares, and also in consideration of the representations, covenants, warranties, agreements and indemnities contained in this Agreement, the Buyer shall pay, and the Selling Subsidiary shall accept (and the Seller shall cause the Selling Subsidiary to accept), at the Closing, subject to the provisions of this Agreement and any applicable withholding requirements, an amount equal to $2,500,000,000 (2.5 billion U.S. dollars) plus the Additional Amount, if any (as such aggregate amount may be adjusted as provided in Sections 4.7(b) and 4.15, the "Purchase Price"). As used in this Agreement, the term "Additional Amount" means, in the event that the Closing shall occur after January 2, 1995, an amount equivalent to interest on $2,500,000,000, for the period from January 2, 1995 to the Closing Date, at a rate per annum equal to the prime rate as published by The Wall Street Journal from time to time (calculated on the basis of a 365-day year, for the actual number of days elapsed during the period from but not including January 2, 1995 to and including the Closing Date).

                 1.2. Time and Place of Closing. The closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, at 10:00 a.m. on December 1, 1994, or such other time, date and place as the Buyer and the Seller may mutually determine as soon as practicable after all of the conditions hereunder to the obligations of the parties hereto shall have been satisfied or waived (the date on which the Closing occurs, the "Closing Date"). At the Closing:

                 (a) the Selling Subsidiary shall deliver (and the Seller shall cause the Selling Subsidiary to deliver) to the Buyer, free and clear of all Liens other than any Lien arising as a result of any action taken by the Buyer or the Buyer Affiliates, certificates representing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps; and

                 (b) the Buyer shall pay the Purchase Price to the Selling Subsidiary for the Shares so delivered by the Selling Subsidiary, by wire transfer of immediately available funds to the account of the Selling Subsidiary designated at least two business days prior to the Closing Date.

                                   ARTICLE 11
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

                 The Buyer represents and warrants to the Seller as follows, which representations and warranties are made as of the date hereof and (with such changes as the Seller may hereafter expressly consent to in writing prior to the Closing Date) as of the Closing Date:

                 2.1. Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia.

                 2.2. Authorization. The Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been, or as of the Closing Date will have been, duly and validly authorized by all necessary corporate action on the part of the Buyer. The Buyer has duly executed and delivered this Agreement, and on the Closing Date shall have duly executed and delivered the Ancillary Agreements to which it is a party. This Agreement constitutes, and the Ancillary Agreements when executed and delivered shall constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, subject to (i) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (ii) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

                 2.3. Non-Contravention. Neither the execution, delivery or performance by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, contravene, result in the breach of any term or provision of, or constitute a default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties of the Buyer under, (a) any provision of the Organizational Documents of the Buyer, (b) any Law applicable to the Buyer or (c) any agreement (including without limitation any loan agreement or promissory note or indenture), or instrument to which the Buyer is a party or by which it is bound, except in the case of the preceding clauses (b) and (c) for conflicts, contraventions, breaches, defaults, rights, claims and Liens that (x) would exist if the Governmental Approvals and Consents set forth in Schedule 2.5 of the written disclosure schedule previously delivered by the Buyer to the Seller (the "Buyer Disclosure Schedule") were not obtained or made, or (y) individually and in the aggregate, would not reasonably be expected to materially impair the ability of the Buyer to perform its obligations hereunder and under the Ancillary Agreements to which it is a party.

                 2.4. Financing Commitment. The Buyer has delivered to the Seller copies of binding commitment letters (the "Commitment Letters") pursuant to which the lenders party thereto have advised the Buyer that they are willing, on the terms and subject to the conditions set forth in the Commitment Letters, to provide financing to the Buyer in an aggregate amount sufficient to consummate the transactions contemplated by this Agreement.

                 2.5. Governmental Approvals and Consents. Schedule 2.5 of the Buyer Disclosure Schedule sets forth all Governmental Approvals, Consents, transfers or other actions of any kind required to be made, filed, given or obtained by or on behalf of the Buyer with, to or from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for Governmental Approvals and Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to materially impair the ability of the Buyer to perform its obligations hereunder and under the Ancillary Agreements to which it is a party.

                 2.6. Purchase for Investment. The Buyer is purchasing the Shares solely for investment, with no present intention to resell the Shares. The Buyer hereby acknowledges that the Shares have not been registered pursuant to the Securities Act of 1933, as amended, and may not be transferred in the absence of such registration or an exemption therefrom under such Act.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                 The Seller represents and warrants to the Buyer as follows, which representations and warranties are made as of the date hereof and (with such changes as the Buyer may hereafter expressly consent to in writing prior to the Closing Date) as of the Closing Date:

                 3.1. Organization, etc. (a) Organization and Qualification. Each of the Seller, the Selling Subsidiary, each member of the Seller Group party to an Ancillary Agreement and each member of the Company Group is a corporation duly organized validly existing and in good standing under the laws of the state of its incorporation, which states are set forth in Schedule 3.1(a) of the written disclosure schedule previously delivered by the Seller to the Buyer (the "Seller Disclosure Schedule"), and has full corporate power and authority to own or lease its properties and assets and to carry on lawfully its business as and where it is currently conducted.

                 (b) Subsidiaries. Except as set forth in Schedule 3.1(b) of the Seller Disclosure Schedule, the Company does not have any Subsidiaries and neither it nor any other member of the Company Group owns or holds any securities of, or any interest in, any other Person and is not a partner or member in or subject to any joint venture, partnership, limited liability company or other arrangement or contract that is or would reasonably be expected to be treated as a partnership for federal income tax purposes. The members of the Company Group are set forth in Schedule 3.1(b) of the Seller Disclosure Schedule. Each member of the Company Group is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Schedule 3.1(b) of the Seller Disclosure Schedule, which includes each jurisdiction it which the nature of its business or the properties and assets owned or leased by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

                 3.2. Certificate of Incorporation, Bylaws an Agreements. A complete and correct copy of the Certificate and/or Articles of Incorporation and Bylaws (the "Organizational Documents") of each member of the Company Group, together with all amendments thereto, have been delivered to the Buyer. Each of the Organizational Documents of each member of the Company Group is in full force and effect. No member of the Company Group is in violation of any of the provisions of its Organizational Documents in any material respect. Except as set forth in Schedule 3.2 of the Seller Disclosure Schedule, there are no agreements to which any member of the Seller Group is a party, imposing any restrictions upon the transfer of or otherwise pertaining to the shares of capital stock or other securities of any member of the Company Group (including but not limited to the Shares) or the ownership thereof. Except as expressly contemplated by Section 4.17, any and all such restrictions set forth or required to be set forth in Schedule 3.2 of the Seller Disclosure Schedule shall be duly complied with or effectively waived as of the Closing.

                 3.3. Capital Structure and Ownership. (a) All of the outstanding shares of capital stock of the Selling Subsidiary are owned beneficially and of record by the Seller. Schedule 3.3 of the Seller Disclosure Schedule sets forth a complete and correct list of all of the authorized, issued or outstanding shares of capital stock and other equity securities of each member of the Company Group. There are no outstanding contractual or other rights or obligations to or of any member of the Seller Group or any other Person to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity securities of any member of the Company Group. All such outstanding shares of capital stock have been duly and validly issued, are fully paid and nonassessable. All such outstanding shares of capital stock and other equity securities (i) are owned beneficially and of record by another member of the Company Group or (in the case of the Company) the Selling Subsidiary, free and clear of any Liens other than Liens arising as a result of any action taken by the Buyer or the Buyer Affiliates, in each case as set forth in Schedule 3.3 of the Seller Disclosure Schedule, and (ii) have not been issued in violation of the preemptive rights of any Person or applicable federal, state or foreign securities

Laws. As of the Closing Date there will be no issued or outstanding debt securities of any member of the Company Group. There are no outstanding subscriptions, options, warrants or other rights to acquire securities of any member of the Company Group, nor are there securities outstanding which are convertible into or exchangeable for securities of any member of the Company Group, except as set forth in Schedule 3.3 of the Seller Disclosure Schedule. Except pursuant to applicable corporate Laws or as set forth in Schedule 3.3 of the Seller Disclosure Schedule, there are no restrictions that will survive the closing, including but not limited to self-imposed restrictions, on the retained earnings of any member of the Company Group or on the ability of any member of the Company Group to declare and pay dividends.

                 (b) The Selling Subsidiary owns, beneficially and of record, the Shares free and clear of all Liens. Upon consummation of the transactions at the Closing as contemplated by this Agreement, the Buyer will acquire good and valid title to all the Shares, free and clear of any Lien other than any Lien arising as a result of any action taken by the Buyer or the Buyer Affiliates.

                 3.4. Authorization (a) Each of the Seller and the Selling Subsidiary has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Seller and the Selling Subsidiary of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller and the Selling Subsidiary. Each of the Seller and the Selling Subsidiary has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of each of the Seller and the Selling Subsidiary, enforceable against the Seller and the Selling Subsidiary in accordance with its terms, subject to (i) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (ii) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

                 (b) Each member of the Seller Group party to an Ancillary Agreement has full corporate power and authority to enter into the Ancillary Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by each member of the Seller Group of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated thereby have been, or as of the Closing Date will have been, duly and validly authorized by all necessary corporate action on the part of each such member of the Seller Group. On or prior to the Closing Date, each member of the Seller Group party to an Ancillary Agreement shall have duly executed and delivered the Ancillary Agreements to which it is a party. The Ancillary Agreements when executed and delivered shall constitute legal, valid and binding obligations of each such member of the Seller Group party thereto, enforceable against each such member of the Seller Group in accordance with their terms, subject to (i) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (ii) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

                 3.5. Financial Statements. (a) The Seller has delivered to the Buyer correct and complete copies of (i) the audited combined balance sheets as of December 31, 1993 and 1992, and the audited combined income statements and combined statements of stockholders' equity and cash flows for the fiscal years ending December 31, 1993, 1992, and 1991, of WilTel Network Services (the "Audited Year-End Financial Statements") and (ii) the audited combined balance sheet as of June 30, 1994, and the audited combined income statement and combined statements of stockholders' equity and cash flows for the six month period then ended, of WilTel Network Services (the "Audited Six-Month Financial Statements," and together with the Audited Year-End Financial Statements, the "Audited Financial Statements"), accompanied by an unqualified report of the Company's independent public accountants, Ernst & Young, on each of the Audited Financial Statements as of and for the fiscal years ended December 31, 1993 and 1992 and the six month period ended June 30, 1994, and an unqualified report of the Company's independent public accountants, Deloitte and Touche, on each of the Audited Financial Statements for the fiscal year ended December 31, 1991 (the Audited Financial Statements, together with the subsequent Financial Statements, the "Financial Statements").

                 (b) The balance sheets included in the Audited Financial Statements present, and the balance sheets included in the Subsequent Financial Statements will present, fairly in all material respects the financial position of WilTel Network Services as of the respective dates thereof. The statements of income, statements of stockholders' equity and statements of cash flows included in the Audited Financial Statements present, and the statements of income, statements of stockholders' equity and statements of cash flows included in the Subsequent Financial Statements will present, fairly in all material respects the results of operations and cash flows of WilTel Network Services for the respective periods indicated.

                 (c) The Audited Financial Statements were, and the Subsequent Financial Statements will have been, based on the accounting books and records of the Company Group and have been prepared in accordance with United States generally accepted accounting principles applicable to the business of the Company Group ("GAAP") applied on a consistent basis throughout the periods presented in the Financial Statements, except that (x) the Subsequent Financial Statements may be subject to normal year-end adjustments and (y) the Subsequent Monthly Financial statements will not contain notes.

                 (d) Except as set forth in Schedule 3.5 of the Seller Disclosure Schedule, the balance sheets included in the Audited Financial Statements do not, and the balance sheets included in the Subsequent Financial Statements will not, include any material assets or liabilities (other than Excluded Indebtedness) not intended to constitute a part of the assets and liabilities of the Company Group after giving effect to the transactions contemplated hereby and by the Ancillary Agreements. Except as set forth in
Schedule 3.5 of the Seller Disclosure Schedule, the statements of income, statements of stockholders' equity and statements of cash flows included in the Audited Financial Statements do not, and the statements of income, statements of stockholders' equity and statements of cash flows included in the Subsequent Financial Statements will not, reflect the operations of any Person or business not intended to constitute a part of the business of the Company Group after giving effect to all such transactions. The statements of income included in the Audited Financial Statements reflect, and the statements of income included in the Subsequent Financial Statements will reflect, all of the material costs and expenses incurred in connection with the Business, including those incurred in generating the revenues reflected in the Financial Statements, in each case, for the periods covered thereby, that would be required to be so reflected under GAAP in combined financial statements of the Company Group for the periods presented.

                 3.6. Assets. The Company Group owns, or otherwise has sufficient and legally enforceable rights to use, all of the properties and assets necessary for the conduct of, or otherwise material to, the Business, except for the Rights of Way (which are addressed in Section 3.7). Except with respect to the Real Property and the Rights of Way (which are addressed in Section 3.7) and the Intellectual Property (which is addressed in Section 3.9), the Company Group has good, valid and marketable title to, or in the case of leased property has good and valid leasehold interests in, all Assets that are material to the Business, including but not limited to all such Assets reflected in the Audited June 30 Balance Sheet or acquired since the date thereof (except as have been or may hereafter be disposed of in the Ordinary Course of Business or as otherwise expressly permitted by Section 4.1(i)), in each case free and clear of any Lien, other than Permitted Liens. The Company Group has maintained all tangible Assets that are material to the Business in good repair and operating condition consistent with its customary practice and generally accepted industry standards, and all such tangible Assets are adequate and suitable for the purposes for which they are presently being used in the Business.

                 3.7. Real Property; Rights of Way. (a) Owned Real Property.
Schedule 3.7(a) of the Seller Disclosure Schedule contains a complete and correct list of all Owned Real Property (including the location and the present use thereof), except for any Owned Real Property acquired after the date hereof in the Ordinary Course of Business as expressly permitted by Section 4.1, or as expressly permitted by Section 4.15. Except as set forth in Schedule 3.7(a) of the Seller Disclosure Schedule, each member of the Company Group has good, valid and marketable title to its respective Owned Real Property, free and clear of all Liens, other than Permitted Liens.

                 (b) Leases. Schedule 3.7(b) of the Seller Disclosure Schedule contains a complete and correct list of all (x) Leases with an annual rental in excess of $500,000, (y) all Leases for "points of presence" and (z) all Leases for property located in the Williams Center in Tulsa,

Oklahoma (including the names of the lessor and lessee, the location and the present use thereof), except for any such Lease (each, a "Subsequent Lease") entered into after the date hereof in the Ordinary Course of Business as expressly permitted by Section 4.1. The Seller has delivered or made available to the Buyer correct and complete copies of all Leases set forth or required to be set forth in Schedule 3.7(b) of the Seller Disclosure Schedule (the "Scheduled Leases"), except for those stated to be oral in such Schedule (and as of the Closing Date the Seller will have delivered or made available to the Buyer complete and correct copies of all Subsequent Leases). Each member of the Company Group claiming by, through or under each Scheduled Lease or Subsequent Lease has good and valid title to the leasehold estate under such Lease, free and clear of any Lien other than Permitted Liens (and except for defects in the title of the underlying fee owner), and enjoys peaceful and undisturbed possession under its respective Leases, except for such failures to have such title or possession that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

                 (c) Rights of Way. The Company Group has, and immediately after the Closing will have, rights consisting of, and rights with respect to, the Rights of Way sufficient for the conduct of the Business (other than to the extent the failure to have such rights, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect), free and clear of any Liens created or incurred by any member of the Seller Group, other than Permitted Liens.

                 3.8. Environmental Matters. (a) Compliance with Environmental Laws. Except as set forth in Schedule 3.8(a) of the Seller Disclosure Schedule, each member of the Seller Group has complied and is in compliance with all applicable Environmental Laws pertaining to any of the Assets or the use, ownership or transferability thereof, or to the operation of the Business, and no violation by any member of the Seller Group is, to the best knowledge of each member of the Seller Group, being alleged with respect to any applicable Environmental Law relating to any of the Assets or the use, ownership or transferability thereof, or to the operation of the Business, except for such events of non-compliance and allegations of violations that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

                 (b) Other Environmental Matters. Except as set forth in
Schedule 3.8(b) of the Seller Disclosure Schedule, no member of the Seller Group or any other Person has caused or has taken any action that would reasonably be expected to result in, and no member of the Company Group is subject to, any liability or obligation on the part of any member of the Company Group or the Buyer or any of its Affiliates, relating to (x) the environmental conditions on, under, or about the Real Property and Rights of Way owned, leased, operated or used by any member of the Company Group or any predecessor thereto at the present time or in the past, including without limitation, the air, soil and groundwater conditions at such properties; or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Materials, except for liabilities or obligations that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as disclosed in Schedule 3.8(b) of the Seller Disclosure Schedule;

                 (1) none of the Company Group's current or past operations, and none of the currently or formerly owned or leased Real Property, is, to the best knowledge of each member of the Seller Group, the subject of any investigation or evaluation by any Governmental Authority as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Materials, which individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect.

                 (2) The Company Group has filed all notices required to be filed by any member thereof under any Environmental Law, except to the extent that the failure to file, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

                 (c) There are no environmental conditions on any Real Property or (to the best knowledge of each member of the Seller Group) Rights of Way that would reasonably be expected to result in a requirement under Environmental Laws that any member of the Company Group perform Remedial Actions that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect.

                 (d) The Seller has made available to the Buyer all written environmental assessments, evaluations, audits, studies, investigations or other reports within the possession, custody or control of any member of the Seller Group that (i) relate to the Real Property and other Assets or (ii) otherwise contain information about existing or potential liabilities or obligations under Environmental Laws that would reasonably be expected to be imposed upon any member of the Company Group.

                 3.9. Intellectual Property. (a) As used in this Agreement, the term "Owned Intellectual Property" means all Intellectual Property that is owned by any member of the Company Group, other than the Excluded Intellectual Property. Schedule 3.9(a)(i) of the Seller Disclosure Schedule sets forth a complete and correct list of all Owned Intellectual Property, other than Owned Intellectual Property (A) that consists of either (i) inventions, processes, designs, formulae, trade secrets, know-how, confidential information, data and documentation and (ii) Intellectual Property (other than any trademarks, servicemarks or tradenames) that is (x) not registered or under application for registration and (y) not material to the Business or (B) acquired after the date hereof in the Ordinary Course of Business or as otherwise expressly permitted by Section 4.1. As of the Closing Date, the Seller will have delivered to the Buyer a complete and correct list of all owned Intellectual Property acquired after the date hereof (other than Owned Intellectual Property of a type referred to in clause (A) of the preceding sentence). The Company Group has good and valid title to all Owned Intellectual Property set forth or required to be set forth in Schedule 3.9(a)(i) of the Seller Disclosure Schedule (or in the list referred to in the preceding sentence), free and clear of all Liens (other than Permitted Liens). Schedule 3.9(a)(ii) of the Seller Disclosure schedule sets forth a complete and correct list of all Excluded intellectual Property.

                 (b) The Owned Intellectual Property constitutes all Intellectual Property necessary for the conduct of, or otherwise material to, the Business, except for the Intellectual Property described in Schedule 3.9(b)(i) of the Seller Disclosure Schedule. Immediately after the Closing, one or more of the members of the Company Group will own all Owned Intellectual Property, and have sufficient and legally enforceable rights to use all Intellectual Property described in Schedule 3.9(b) (i) of the Seller Disclosure Schedule on a royalty-free, exclusive basis (except as otherwise disclosed in Schedule 3.9(b)(ii) of the Seller Disclosure Schedule), in each case free from Liens (other than Permitted Liens, and Liens created by the licensor or owner thereof), and on the same terms and conditions as in effect prior to the Closing (except as otherwise expressly provided in any relevant Ancillary Agreement).

                 (c) The conduct of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property, except for such infringements or conflicts that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. To the best knowledge of each member of the Seller Group, none of the Owned Intellectual Property is being infringed or otherwise used or available for use by any Person without a license or permission from any member of the Company Group, except as set forth in Schedule 3.9(c) of the Seller Disclosure Schedule.

                 (d) Except as set forth in Schedule 3.9(d) of the Seller Disclosure Schedule, the Company Group has taken all actions to protect the Owned Intellectual Property under any applicable Law to the extent necessary for the conduct of the Business.

                 3.10. Liabilities, etc. No member of the Company Group has any material liabilities or obligations (whether known or unknown, direct or indirect, joint or several, secured or unsecured, accrued, absolute, contingent or otherwise, and whether due or to became due), except (a) as set forth in
Schedule 3.10 of the Seller Disclosure Schedule, (b) as and to the extent disclosed or reserved against in the Audited June 30 Balance Sheet, (c) for liabilities and obligations that are incurred after June 30, 1994 in the Ordinary Course of Business or after the date hereof as expressly permitted by
Section 4.1, which liabilities and obligations, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, and (d) liabilities for Taxes. Except as set forth in Schedule
3.10 of the Seller Disclosure Schedule, since June 30, 1994 there has not occurred or come to exist any event, occurrence, fact, condition, change or development (other than any event, occurrence, fact, condition, change or development that affects the economy generally or the telecommunications industry as a whole) that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to have or result in, a material Adverse Effect.

                 3.11. Contracts. (a) As used in this Agreement, the term "Contract" means any of the following to or by which any member of the Company Group is a party or bound or affected (other than the Plans):

                 (1) any contract or agreement for the purchase or sale of any services, equipment, inventory, materials, supplies, or capital item or items, including, but not limited to, any supply agreements with any Governmental Authority, (i) pursuant to which, in each case, the aggregate revenue to or financial obligation of the Company Group exceeds $5,000,000 annually, or (ii) which is not terminable by such member of the Company Group without penalty upon no more than 30 days, notice;

                 (2) any employment, consulting, severance, bonus, deferred compensation or similar agreement;

                 (3) any agreement, indenture or other instrument relating to the borrowing of money or the obtaining of or extension of credit, or to the guaranty of any obligation for the borrowing of money or the obtaining of or extension of credit, or to any indebtedness by way of lease-purchase arrangement, conditional sale, guarantee or other undertaking on which others rely in extending credit, or to any mortgage or other security arrangement;

                 (4) any agreement relating to the Rights of Way or any Lease;

                 (5) any license, lease or other agreement to provide or acquire telecommunications or related services or equipment (i) pursuant to which, in each case, the aggregate revenue to or financial obligation of the Company Group exceeds $1,000,000 annually, or (ii) which is not terminable by such member of the Company Group without penalty upon no more than 30 days' notice;

                 (6) any insurance policy naming any member of the Company Group as an insured or beneficiary or as a loss payee, or for which any member of the Company Croup has paid all or part of the premium;

                 (7) any agreement, contract, or obligation to or by which any member of the Company Group, on the one hand, and any member of the Seller Group, on the other hand, is a party or otherwise bound or affected;

                 (8) any other plan, agreement, contract, power of attorney or commitment, whether written or oral, (i) pursuant to which, in each case, the aggregate revenue to or financial obligation of the Company Group exceeds $10,000,000, or (ii) which is not terminable by such member of the Company Group without penalty upon no more than 30 days' notice;

                 (9) any contract, agreement, commitment or instrument that (i) relates to any joint venture, or any acquisition, lease or disposition of (or of any material interest in) any member of the Company Group or other Person, any business, or any material assets or properties, whether currently in effect or proposed, (ii) prohibits or materially restricts the ability of any member of the Company Group to conduct the Business, to engage in any business or operate in any geographical area or to compete with any Person, or (iii) provides for payments or benefits that are conditioned, in whole or in part, on a change of control of any member of the Company Group;

                 (10) any license, licensing arrangement or other agreement providing for the use of, or limiting the use of, any Intellectual Property (except for any licenses or agreements for commercially available software pursuant to which the aggregate financial obligation of the Company Group is less than $25,000); and

                 (11) any other contracts, agreements, commitments or instruments that, individually or in the aggregate, are or would reasonably be expected to be material to the Business.

                 (b) Schedule 3.11(b)(i) of the Seller Disclosure Schedule sets forth a complete and correct list of all material Contracts, and Schedule 3.11(b)(ii) sets forth a complete and correct list of all Scheduled Contracts, in each case except for any such Contract (each, a "Subsequent Contract") entered into after the date hereof in the Ordinary Course of Business, or as otherwise expressly permitted by Section 4.1. The Seller has delivered or made available to the Buyer complete and correct copies of all Contracts set forth or required to be set forth in Schedules 3.11(b)(i) and 3.11(b)(ii) of the Seller Disclosure Schedule, except in certain cases where proper names and dollar amounts have been redacted (and as of the Closing Date the Seller will have delivered or made available to the Buyer complete and correct copies of all such Contracts, and all Subsequent Contracts).

                 (c) Except as set forth in Schedule 3.11(c) of the Seller Disclosure Schedule, no member of the Company Group and, to the best knowledge of each member of the Seller Group, no other Person has breached any provisions of, or is in violation, breach or default under the terms of, or has caused or permitted to exist any event or condition that (with or without due notice or lapse of time or both) would constitute a violation, breach, default or event of default under, any Contract, except for such violations, breaches and defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. All Contracts are legal, valid, binding, in full force and effect, and enforceable against each member of the Company Group party thereto, and (to the best knowledge of each member of the Seller Group) each other Person party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

                 3.12. Litigation and Compliance. (a) Except as set forth in
Schedule 3.12(a) of the Seller Disclosure Schedule, there is no Litigation pending or, to the best knowledge of any member of the Seller Group, threatened by or against any member of the Seller Group, that, individually or in the aggregate, would reasonably be expected to materially impair the ability of any member of the Seller Group to perform its obligations hereunder (in the case of the Seller or the Selling Subsidiary) or under the Ancillary Agreements to which it is a party, or would reasonably be expected to have or result in a Material Adverse Effect. Except as set forth in Schedule 3.12(a) of the Seller Disclosure Schedule, there is no order, writ, judgment, injunction or decree in any Litigation, to or by which any member of the Seller Group is a party or is bound, that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect, or would reasonably be expected to materially impair the ability of any member of the Seller Group to perform its obligations hereunder (in the case of the Seller or the Selling Subsidiary) or under the Ancillary Agreements to which it is a party.

                 (b) Except as set forth in Schedule 3.12(b) of the Seller Disclosure Schedule, (i) neither the Seller nor any member of the Company Group is in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any tariff, rule or regulation of a local exchange carrier or interexchange carrier applicable to it or any of its properties, assets, operations or business, (y) any Law applicable to it or any of its properties, assets, operations or business, or (z) any Contract, or any other agreement or instrument to which it is party or by which it or any of its properties or assets is bound or affected, except for any such conflicts, breaches, violations and defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, and would not reasonably be expected to materially impair the ability of any member of the Seller Group to perform its obligations hereunder (in the case of the Seller or the Selling Subsidiary) or under the Ancillary Agreements to which it is a party, and (ii) no member of the Seller Group has received any notice or has knowledge of any claim alleging any such conflict violation, breach or default. Each registration, report, statement, notice or other filing requested or required to be filed by any member of the Company Group (or, to the best knowledge of any member of the Seller Group, by any Non-Company Affiliate in connection with the Business) with any Governmental Authority under any applicable Law has been timely filed, and when filed complied with applicable Law, except for such failures to be timely filed or to so comply that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

                 3.13. Non-Contravention. Except as set forth in Schedule 3.13 of the Seller Disclosure Schedule, neither the execution, delivery or performance by any member of the Seller Group of this Agreement (in the case of the Seller or the Selling Subsidiary) or the Ancillary Agreements to which it is a party nor the consummation of the transactions contemplated hereby and thereby shall conflict with, contravene, result in the breach of any term or provision of, constitute a violation of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the Shares or any of the Assets (other than, with respect to the Assets, a Permitted Lien) under, (a) any provision of the organizational Documents of any member of the Seller Group (excluding any Plan), (b) any Law or Consent applicable to any member of the Seller Group, or any of their respective properties or assets, or the Business (excluding any Plan), or (c) any agreement (including without limitation any Contract, loan agreement, promissory note or indenture, but not including any Plan) or instrument (including without limitation any Contract, loan agreement, promissory note or indenture, but not including any Plan), to which any member of the Seller Group is a party or by which any of them is bound or affected, except in the case of the preceding clauses (b) and (c) for such conflicts, contraventions, breaches, violations, defaults, rights and claims that (x) would exist if the Governmental Approvals and Consents set forth in Schedule 3.14(b) of the Seller Disclosure Schedule were not obtained or made, or (y) individually and in the aggregate, would neither reasonably be expected to have or result in a Material Adverse Effect, nor reasonably be expected to materially impair the ability of any member of the Seller Group to perform its respective obligations hereunder (in the case of the Seller or the Selling Subsidiary) and under the Ancillary Agreements to which it is a party.

                 3.14. Governmental Approvals and Consents. (a) Each member of the Company Group has all Governmental Approvals and Consents necessary for, or otherwise material to, the conduct of the Business. Except as set forth in
Schedule 3.14(a) of the Seller Disclosure Schedule, all such Governmental Approvals and Consents are in full force and effect, and no violations have been made in respect thereof except for such violations that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. Except as set forth in Schedule 3.14(a) of the Seller Disclosure Schedule, no Litigation by or against any member of the Seller Group is pending or, to the best knowledge of each member of the Seller Group, threatened that would result in any revocation, cancellation, suspension or modification of any such Governmental Approval or Consent, except for such revocations, cancellations, suspensions and modifications that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. Except as set forth in Schedule 3.14(a) of the Seller Disclosure Schedule, no member of the Seller Group has been notified that any such Government Approval or Consent will, and (to the best knowledge of each member of the Seller Group) there is no reasonable basis for any thereof to, be revoked, suspended, cancelled or modified, or not be renewed in the Ordinary Course of Business.

                 (b) Schedule 3.14(b) of the Seller Disclosure Schedule sets forth a complete and correct list of all Governmental Approvals, Consents, transfers or other actions of any kind required to be made, filed, given or obtained by or on behalf of any member of the Seller Group with, to or from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for such Governmental Approvals and Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, and would not reasonably be expected to materially impair the ability of any member of the Seller Group to perform its respective obligations hereunder (in the case of the Seller or the Selling Subsidiary) and under the Ancillary Agreements to which it is a party or the ability of the Company Group, following the Closing, to continue to conduct the Business.

                 3.15. Insurance. Schedules 3.15 and 3.16(a) of the Seller Disclosure Schedule together set forth a complete and correct list of all policies of insurance which insure the properties, business or liability (including, but not limited to, directors' and officers' liability) of any member of the Company Group, setting forth the types and amounts of coverage, except for any such policies of insurance entered into after the date hereof in the Ordinary Course of Business or as otherwise expressly permitted or required by Section 4.1.

                 3.16. Employee Benefit Plans and Related Matters; ERISA. (a) Employee Benefit Plans.

                 (i) An used in this Agreement, the term "Plan" means each written and (if there would reasonably be expected to be liability of $50,000 to any individual Employee (as defined below) or $500,000 to all Employees in the aggregate in connection therewith) each unwritten "employee benefit plan", as such term is defined in section 3(3) of ERISA, and each written and (if there would reasonably be expected to be liability of $50,000 to any individual Employee or $500,000 to all Employees in the aggregate in connection therewith) each unwritten bonus, incentive or deferred compensation, severance, termination, retention, change of control, insurance, employment, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance, vacation or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding that (A) provides or is reasonably expected to provide benefits or compensation in respect of any current or former employee of any member of the Company Group (each, an "Employee") or the beneficiaries or dependents of any Employee (each, a "Beneficiary") or under which any Employee or Beneficiary is or is reasonably expected to became eligible to participate or derive a benefit and (B) with respect to any Plan that is subject to ERISA, at any time within the preceding six years, or, with respect to any other Plan, at any time within the preceding three years, is or has been maintained, established or entered into by any member of the Company Group or any other trade or business, whether or not incorporated, which, together with any member of the Company Group, is or would have been at any date of determination, treated as a single employer under section 414 of the Code (such other trades and businesses referred to collectively as the "Related Persons"), or to which any member of the Company Group or any Related Person contributes or is or has been obligated or required to contribute.

                 (ii) Schedule 3.16(a) of the Seller Disclosure Schedule sets forth a complete and correct list of (A) those Plans (x) that have been entered into, or are currently maintained, sponsored or contributed to, by any member of the Company Group or any Related Person (other than Digital Communications of America, Inc. ("DCA")) and (y) with respect to which any member of the Company Group currently has any obligation to contribute or currently has any liability and (B) those Plans that are currently sponsored, maintained or contributed to by DCA and were in existence at any time after June 24, 1994, except for those Plans that have been adopted or entered into after the date hereof as expressly permitted by Section 4.1(m).

                 (iii) With respect to each Plan listed or required to be listed on Schedule 3.16(a) of the Seller Disclosure Schedule (other than the Equity Plan), the

         Seller has made available or, upon the Buyer's request, will by the Closing Date make available to the Buyer complete and correct copies of: (A) such Plan and (B) to the extent applicable to such Plan, all trust agreements, insurance contracts (except that, in the case of any such HMO contract, such contract shall be made available only if the Seller is able to obtain permission from the HMO provider after reasonable efforts) or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material written communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor relating to any enforcement action or termination proceeding under consideration, any available written actuarial study of any post-employment life or medical benefits provided under any such Plan, statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and all material amendments and modifications to any such document.

                 (b) Qualification. Each Plan intended to be qualified under section 401(a) of the Code so qualities and the trust (if any) forming a part thereof is exempt from taxation under section 501(a) of the Code.

                 (c) Compliance; Liability.

                 (i) Except as set forth in Schedule 3.16(c) of the Seller Disclosure Schedule, neither the Seller nor any member of the Company Group would reasonably be expected to be liable (either directly or indirectly, including but not limited to, as a result of any joint and several liability obligation) for any material amount pursuant to section 4062, 4063 or 4064 of ERISA if any Plan that is subject to Title IV Of ERISA were to terminate as of the date hereof.

                 (ii) None of the Seller, any member of the Company Group or any Related Person has been involved in any transaction that would reasonably be expected to cause the Seller, any member of the Company Group or, following the Closing, the Buyer or any of its Affiliates, to be subject to liability under section 4069 or 4212 of ERISA. Neither the Seller nor any member of the Com-pany Group has incurred (either directly or indirectly, including, without limitation, as a result of an indemnification or joint and several liability obligation) any liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect and no event, transaction or condition has occurred or exists or would reasonably be expected to occur or exist that would reasonably be expected to result in any such liability to the Company Group or, following the Closing, the Buyer or any of its Affiliates other than to the extent resulting from actions taken by the Buyer or any Person who is an Affiliate of the Buyer at the time of the action. Except as set forth on Schedule 3.16(c) of the Seller Disclosure Schedule, all contributions and premiums required to have been paid by the Seller or any member of the Company Group to or in respect of any Plan under the terms of any such Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law or collective bargaining agreement (including, but not limited to, ERISA and the Code) have been paid when due.

                 (iii) Each of the Plans has been operated and administered in all respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements, except for any failures so to comply that, individually and in the aggregate, would not reasonably be expected to result in a material liability or obligation on the part of the Buyer or any of its Affiliates (other than the Company Group) and, as to the Company Group, would not reasonably be expected to have or result in a Material Adverse Effect. There are no material pending or, to the best knowledge of each member of the Seller Group, threatened claims by or on behalf of any of the Plans, by any Employee, any Beneficiary or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits).

                 (iv) No Plan is a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or, except as set forth on Schedule 3.16(c) of the Seller Disclosure Schedule, a "multiple employer plan", within the meaning of section 4063 or 4064 of ERISA.

                 (v) Except to the extent set forth in Schedule 3.16(c) of the Seller Disclosure Schedule, each Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no such Plan has incurred an 'accumulated funding deficiency" within the meaning of either of such sections, whether or not waived.

                 (vi) Except to the extent set forth in Schedule 3.16(c) of the Seller Disclosure Schedule, (A) and except as provided under the terms and conditions of the Plans, no Employee or Beneficiary is or will become entitled to post-employment retirement or welfare benefits of any kind by reason of employment prior to the date hereof with any member of the Company Group, including, without limitation, death or medical benefits (whether or not insured), other than such benefits
         (x) the full costs of which are borne by the Employee or Beneficiary,
         (y) coverage mandated by Law or (z) as expressly required by Section
         4.10 of this Agreement and (B) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements would not reasonably be expected to (1) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee or Beneficiary under any Plan, or (2) entitle any Employee or Beneficiary to any payment (whether in the form of cash or in any other form) related to a change in control or any payment in the nature of a retention or similar bonus under any Plan.

                 (d) Defaults. Except as set forth on Schedule 3.16(d) of the Seller Disclosure Schedule, no member of the Company Group and, to the best knowledge of each member of the Seller Group, no other Person has breached any provisions of, or is in violation, breach or default under the terms of, or has caused or permitted to exist any event or condition that (with or without due notice or lapse of time or both) would reasonably be expected to constitute a violation, breach, default or event of default under, any Plan, except for such violations, breaches and defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, and would not reasonably be expected to materially impair the ability of any member of the Seller Group to perform its respective obligations hereunder (in the case of the Seller or the Selling Subsidiary) and under the Ancillary Agreements to which it is a party.

                 3.17. Taxes and Returns. (a) (i) Except as set forth in
Schedule 3,17 of the Seller Disclosure Schedule, all Income Taxes, and all other Taxes the failure of which to be paid, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect, for which any member of the Company Group is or may be liable, required to be paid, collected or withheld with respect to all open years have been paid or collected or withheld and remitted to the appropriate Governmental Authority except for any Taxes which any member of the Company Group is contesting in good faith and for which adequate reserves with respect thereto have been established and are being maintained in accordance with GAAP, and except for Taxes not yet payable which have been adequately provided for in the Financial Statements in accordance with GAAP.

                 (ii) Except as set forth in Schedule 3.17 of the Seller Disclosure Schedule, complete and correct Tax Returns have been timely filed with the appropriate Governmental Authority with respect to all Income Taxes, and all other Taxes the failure of which to be paid, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect, and the copies thereof which have been provided to the Buyer are accurate and complete.

                 (iii) No member of the Company Group or any group of which a member of the Company Group is now or ever was a member has filed or entered into any election, consent or extension agreement that extends any applicable statute of limitations or the time within which a Tax Return must be filed except (A) as set forth in Schedule 3.17 of the Seller Disclosure Schedule and
(B) for such elections, consents or extension agreements that are filed or entered into in the ordinary course of business after the date hereof, provided that such elections, consents or extension agreements do not result in any Tax for which the Buyer is responsible under Section 4.6(b)(ii) or 4.6(f) of this Agreement.

                 (iv) No member of the Company Group or any group of which a member of the Company Group is now or ever was a member is a party to any action or proceeding pending or, to the best knowledge of each member of the Seller Group, threatened by any Governmental Authority for assessment or collection of Taxes, no unresolved claim for assessment or collection of Taxes has been asserted, and no audit or investigation by any Governmental Authority is pending or, to the best knowledge of each member of the Seller Group, threatened except (A) as set forth in Schedule 3.17 of the Seller Disclosure Schedule and (B) for such actions, proceedings, claims, audits and investigations that occur after the date hereof and would not, individually or in the aggregate, taking into account any other Taxes for which any member of the Company Group is or may be liable, reasonably be expected to have or result in a Material Adverse Effect and which the Seller shall have set forth in a supplement to Schedule 3.17 of the Seller Disclosure Schedule prior to the Closing Date.

                 (v) No deficiencies for Taxes have been assessed by any taxing or other Governmental Authority except (A) as set forth on Schedule 3.17 of the Seller Disclosure Schedule and (B) for such deficiencies that are assessed after the date hereof and that would not, individually or in the aggregate, taking into account any other Taxes for which any member of the Company Group is or may be liable, reasonably be expected to have or result in a Material Adverse Effect and which the Seller shall have set forth in a supplement to
Schedule 3.17 of the Seller Disclosure Schedule prior to the Closing Date.

                 (b) Except as set forth in Schedule 3.17 of the Seller Disclosure Schedule, no member of the Company Group is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes at any time.

                 (c) All Tax sharing agreements or similar arrangements with respect to or involving the Company Group are set forth in Schedule 3.17 of the Seller Disclosure Schedule.

                 (d) Except as set forth in Schedule 3.17 of the Seller Disclosure Schedule, no member of the Company Group has made or become obligated to make, or shall, as a result of the transactions contemplated by this Agreement, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code.

                 (e) There are no outstanding balances of deferred gain or loss accounts related to any deferred intercompany transactions to which a member of the Company Group was a party except (i) as set forth in Schedule 3.17 of the Seller Disclosure Schedule and (ii) for such outstanding balances that are incurred after the date hereof (A) in the ordinary course of business and that are not material in amount or (B) as provided for under Section 4.14. Prior to the Closing Date, the Seller shall have delivered to the Buyer a supplement to Schedule 3.17 of the Seller Disclosure Schedule setting forth such outstanding balances.

                 (f) No member of the Company Group is or has been a "United States real property holding corporation" (as defined in Section 897(c)(2) Of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) Of the Code.

                 (g) Except as provided in Schedule 3.17 of the Seller Disclosure Schedule, no member of the Company Group or the Seller is a Person other than a United States person within the meaning of the Code.

                 (h) None of the Assets is property which any member of the Company Group is required to treat as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

                 (i) The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

                 (j) Except as set forth in Schedule 3.17 of the Seller Disclosure Schedule: (i) none of the Assets have been financed with or directly or indirectly secure any industrial development bond or debt the interest on which is tax exempt under Section 103(a) of the Code; (ii) no member of the Company Group is a borrower or guarantor of any outstanding industrial revenue bond; and (iii) no member of the Company Group is a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property which has been financed or improved with the proceeds of any industrial revenue bond.

                 (k) Schedule 3.17 of the Seller Disclosure Schedule sets forth the states, political subdivisions thereof and foreign countries in which the Company Group files Tax Returns as of the date hereof, but does not set forth the states, political subdivisions thereof and foreign countries in which the Company Group begins to file Tax Returns after the date hereof. As of the Closing Date, the Seller shall have delivered to the Buyer a complete and correct list of all states, political subdivisions thereof and foreign countries in which the Company begins to file Tax Returns after the date hereof.

                 (l) Except as set forth in Schedule 3.17 of the Seller Disclosure Schedule, since January 1, 1991, no member of the Company Group has acquired (i) any trade or business (whether through a taxable or nontaxable asset or stock acquisition), or (ii) any asset by way of merger or liquidation. The Buyer and the Seller agree that the consummation of the transactions provided for in Section 4.14 shall not constitute a breach of this representation.

                 (m) No member of the Company Group has participated in an international boycott within the meaning of Section 999 of the Code.

                 (n) No member of the Company Group is a party to or otherwise subject to any arrangement entered into in anticipation of the Closing, not in accordance with past practice and not required by this Agreement or any Ancillary Agreement, (i) having the effect of or giving rise to the recognition of a deduction or loss before the Closing Date, and a corresponding recognition of taxable income or gain after the Closing Date, or (ii) that would reasonably be expected to have the effect of or give rise to the recognition of taxable income or gain by a member of the Company Group after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

                 (o) Schedule 3.17 of the Seller Disclosure Schedule sets forth all elections with respect to Taxes affecting the Company Group as of the date hereof, but does not include such elections made after the date hereof. As of the Closing Date, the Seller shall have delivered to the Buyer a complete and correct list of all elections affecting the Company Group made after the date hereof. Any election with respect to Taxes affecting the Company Group made after the date hereof and on or prior to the Closing Date without the prior written consent of the Buyer shall have no adverse effect, direct or indirect, on the Buyer. No member of the Company Group; (i) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any member of the Company Group's assets; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any asset of any member of the Company Group as owned by another person for federal Income Tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or (iv) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Income Tax provision.

                 (p) Except as set forth in Schedule 3.17 of the Seller Disclosure Schedule, there is no ruling received from, or closing agreement executed with, the IRS that will be binding upon any member of the Company Group after the Closing.

                 (q) Except as set forth in Schedule 3.17 of the Seller Disclosure Schedule, there is no power of attorney given by any member of the Company Group to any Person other than any other member of the Company Group with respect to Taxes.

                 3.18. Changes. Except as otherwise disclosed in Schedule 3.18 of the Seller Disclosure Schedule, since June 30, 1994, there has not been, with respect to the Business or any Assets;

                 (a) any damage, destruction or loss (whether or not covered by insurance) or other occurrence (including, but not limited to, any change in relations with or any loss of a supplier or customer), that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect;

                 (b) any acquisition or disposition of any material Asset, other than in the Ordinary Course of Business (except for the transfers of the capital stock of the Excluded Subsidiaries and the assets of the Excluded Businesses as expressly required by Section 4.14);

                 (c) any direct or indirect redemption, purchase or other acquisition of, or any declaration, setting aside or payment of any dividend or other distribution on or in respect of, any stock or other securities of any member of the Company Group, except (i) as express-ly required by Section 4.14, (ii) for dividends to another member of the Company Group and (iii) for cash dividends by the Company to the Seller or the Selling Subsidiary declared out of operating profits;

                 (d) any changes in the accounting methods or practice followed by any member of the Company Group, or any change in depreciation or amortization policies or rates, or (other than in the Ordinary Course of Business) any material changes in policies or practices relating to selling practices, discounts or other terms of sale;

                 (e) any forgiveness, cancellation, compromise, waiver or release of any debts, claims or rights, except for debts of, and claims and rights against, Persons (other than any member of the Seller Group) that have been forgiven, cancelled, compromised, waived or released in the ordinary Course of Business;

                 (f) any grant or any payment by the Seller or any member of the Company Group of any bonus or increase in compensation in any form to any officer, director or other employee, sales representative, agent or consultant of any member of the Company Group, other than any such bonuses or increases not exceeding $500,000 in any one case and granted or paid in the ordinary Course of Business;

                 (g) any entering into, adoption, amendment, modification or termination by any member of the Seller Group, or any commitment by any member of the Seller Group to enter into, adopt, amend, modify or terminate, of any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of any shareholder, officer, director, other employee, sales representative agent, consultant or Affiliate of any member of the Company Group (whether or not legally binding), including, but not limited to any Plan, other than (w) with respect to the Equity Plan, which change or changes will not result in any liability or obligation on the part of the Company Group or the Buyer or its Affiliates, (x) those that would not reasonably be expected to result in an increase in the liabilities or obligations of the Company Group or the Buyer or its Affiliates of $100,000 or more individually or $3,000,000 or more in the aggregate, (y) those made or done in the ordinary Course of Business or (z) those to the extent required by applicable Law or as expressly required by Section 4.10;

                 (h) any action (other than in the Ordinary Course of Business) whereby one or more members of the Company Group has incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of $5,000,000 in each ease at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person); or

                 (i) any action or omission to take any action that would reasonably be expected to result in the occurrence of any of the foregoing.

                 3.19. Employees, Labor Matters, etc. Except as set forth in
Schedule 3.19 of the Seller Disclosure Schedule, no member of the Company Group is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the best knowledge of any member of the Seller Group, attempting to represent any employees employed by any member of the Company Group. Since January 1, 1992, there has not occurred or, to the best knowledge of any member of the Seller Group, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employees of any member of the Company Group concerning employment with any member of the Company Group. Except as set forth in Schedule 3.12(a) or Schedule 3.19 of the Seller Disclosure Schedule, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation that, individually or in the aggregate, would be reasonably expected to have or result in a Material Adverse Effect, and there is no representation petition pending or, to the best knowledge of each member of the Seller Group, threatened with respect to any current employee of any member of the Company Group. Except as set forth in Schedule 3.19 of the Seller Disclosure Schedule, the Company

Group has complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for (x) any failures so to comply that, individually and in the aggregate, would not reasonably be expected to result in any material liability or obligation on the part of the Buyer or any of its Affiliates (other than the Company Group) and, as to the Company Group, would not reasonably be expected to have or result in a Material Adverse Effect and (y) any failures to the extent such failures result from actions taken by the Buyer or any Person who is an Affiliate of the Buyer at the time of the action.

                 3.20. Minute and Stock Books; Records. The respective minute books of each member of the Company Group have been made available to the Buyer, and contain the records of all meetings and other corporate actions of the respective shareholders and directors (and committees thereof) and accurately reflect all such actions. The Bylaws contained in or kept with said minute books are complete and correct copies of the Bylaws of members of the Company Group and all amendments thereto duly adopted and in force. The respective stock books maintained by the members of the Company Group made available to the Buyer are complete and accurately disclose all issuances and transfers of stock of the members of the Company Group. The Company Group has possession, custody or control of all records or information of any member of the Company Group, and as of the Closing Date will have possession of all records or information of any member of the Seller Group necessary for the conduct of, or otherwise material to, the Business.

                 3.21. Affiliate Transactions. Schedule 3.21 of the Seller Disclosure Schedule contains a complete and correct list of all agreements, contracts, leases, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the Ordinary Course of Business, to or by which any member of the Company Group, on the one hand, and any member of the Seller Group, on the other hand, are a party or otherwise bound or affected, and that involve continuing liabilities and obligations that, individually or in the aggregate, are or would reasonably be expected to be material to the Company Group.

                 3.22. Brokers, Finders, etc, All negotiations relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of any member of the Seller Group in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against any member of the Company Group or the Buyer for any brokerage or finder's commission, fee or similar compensation, or (except as set forth in Schedule 3.22 of the Seller Disclosure Schedule) for any bonus payable to any officer, director, employee, agent or representative of or consultant to any member of the Company Group upon consummation of the transactions contemplated hereby or thereby.

                                   ARTICLE IV
                      ADDITIONAL AGREEMENTS OF THE PARTIES

                 4.1. Ordinary Course. The Seller covenants and agrees that from and after the date of this Agreement to the Closing Date, unless the Buyer shall otherwise expressly consent in writing, each member of the Company Group shall, and the Seller shall cause each such member to:

                 (a) carry on the Business only in the Ordinary Course of Business (except for such transactions as are expressly required by this Agreement), and use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it;

                 (b) use all reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it or applicable to the Business;

                 (c) pay all accounts payable and other obligations, when they become due and payable, in the Ordinary Course of Business (except as otherwise expressly contemplated by Sections 4.7 and 4.10);

                 (d) comply with all Laws applicable to it or any of the Assets or the Business and maintain in full force and effect all Governmental Approvals and Consents necessary for, or otherwise material to, the

         Business, except for such failures so to comply or maintain (i) that are set forth in Schedule 3.14(a) of the Seller Disclosure Schedule or
         (ii) that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect;

                 (e) not compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation, except routine Litigation in the Ordinary Course of Business, involving a payment not in excess of $100,000;

                 (f) not cause or permit any amendment, supplement, waiver or modification to or of any of its Organizational Documents;

                 (g) not take any action or omit to take any action, which action or omission would reasonably be expected to result in a breach of any of the representations and warranties set forth in Section 3.18;

                 (h) except as required to obtain funds from the Seller or an Affiliate of the Seller to pay for capital expenditures required by
         Section 4.15, not borrow any sums or enter into any financial guarantees or otherwise incur any indebtedness or other liability for borrowed money, other than in the Ordinary Course of Business;

                 (i) not sell, assign, transfer, lease, mortgage, pledge or subject to any Lien (other than a Permitted Lien), or otherwise encumber, any of its Assets, other than in the Ordinary Course of Business (and except for the transfers of the capital stock of the Excluded Subsidiaries and the assets of the Excluded Businesses as expressly required by Section 4.14);

                 (j) manage customer accounts, equipment, inventories and other supplies only in the Ordinary Course of Business;

                 (k) except as expressly required by Section 4.14, not issue or sell any shares of capital stock or other securities of any member of the Company Group, or issue or sell any securities convertible into or exchangeable for, or options with respect to, or warrants to purchase or rights to subscribe to, any such shares or other securities, nor make any commitment to issue or sell any such shares, securities, options, warrants or rights;

                 (l) not (x) enter into any lease (i) pursuant to which the aggregate financial obligation of the Company Group in any case exceeds $750,000 annually or (ii) which has a term of seven years or more, or (y) amend, waive, modify or terminate the Contract listed in
         Schedule 4.1(1) of the Seller Disclosure Schedule, or any provision thereof, other than waivers in the Ordinary Course of Business;

                 (m) not make or authorize or commit to make or authorize any compensation (whether relating to base compensation, incentive compensation, commissions, bonuses, benefits or otherwise) increase for, or enter into, adopt, amend, modify or terminate or commit to enter into, adopt, amend, modify or terminate, any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any officer, director, other employee, sales representative, agent, consultant or Affiliate of any member of the Company Group (whether or not legally binding), including but not limited to any Plan, other than (i) with respect to the Equity Plan, which change or changes will not result in any liability or obligation on the part of the Company Group or the Buyer or its Affiliates, (ii) those that would not reasonably be expected to result in an increase in the liabilities or obligations of the Company Group or the Buyer or its Affiliates of $100,000 or more individually or $3,000,000 or more in the aggregate, (iii) those made or done in the Ordinary Course of Business or (iv) those to the extent required by applicable law or as expressly required by Section 4.10;

                 (n) not declare, pay or set aside for payment any dividend, distribution or return of capital in respect of its capital stock or, directly or indirectly, redeem, purchase or otherwise acquire any shares of capital stock or other securities of any member of the Seller Group, except (i) as expressly required by Sec-tion 4.14, (ii) for dividends to another member of the Company Group and (iii) for cash dividends by the Company to the Selling Subsidiary declared out of operating profits;

                 (o) not make any new elections with respect to Taxes, other than the Section 338(h)(10) Election and all comparable elections under state and local Income Tax law, that will be binding on any member of the Company Group or the Buyer after the Closing, or make any changes in current elections with respect to Taxes;

                 (p) except as expressly required or permitted by Section 4.7, not repay or prepay any Indebtedness of any member of the Company Group other than in accordance with the stated maturity schedule of such Indebtedness or in the Ordinary Course of Business, or fail to pay scheduled installments of principal and interest on any such Indebtedness when the same become due and payable, or amend, supplement, waive or modify any agreement, instrument or other document in respect of any such Indebtedness (whether to change the stated maturity schedule thereof or otherwise);

                 (q) not otherwise enter into any transaction or take other action not in the Ordinary Course of Business (except for such transactions and actions as are expressly required by this Agreement), or agree or otherwise commit to take any of the actions prohibited under this Section 4.1; and

                 (r) subject to the foregoing clauses (a) through (q), use reasonable efforts to maintain the Current Ratio of the Company Group equal to the Audited Balance Sheet Current Ratio.

                 4.2. No Solicitation. The Seller shall not, and shall not permit any of its officers, directors, employees or agents, or any of its Subsidiaries or their respective officers, directors, employees or agents to, and shall use its reasonable efforts not to permit any of the respective representatives or advisors to or of the Seller or any such Subsidiary (the Seller and such Subsidiaries, officers, directors, employees, agents, representatives and advisors are hereinafter referred to collectively as "Restricted Parties") to, (i) directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with any Person other than the Buyer with respect to, the acquisition by any third party of any of the Shares, any other shares of capital stock or other securities of any member of the Company Group or the Selling Subsidiary (if any), or all or any substantial part of the business or assets of any member of the Company Group (an "Acquisition Transaction") or (ii) furnish or permit to be furnished any non-public information concerning any member of the Company Group or its business or operations to any Person (other than the Buyer and its agents and representatives and the Buyer's prospective lenders and their agents and representatives), other than information furnished in the Ordinary Course of Business. The Seller shall promptly notify the Buyer of any inquiry or proposal received by any member of the Seller Group or any other Restricted Party with respect to any Acquisition Transaction. The Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than the Buyer in respect of any Acquisition Transaction.

                 4.3. Access; Records. (a) Each member of the Seller Group and their respective directors, officers, agents and employees shall afford the Buyer and its representatives (including, without limitation, its accountants, banks or other lenders, environmental, actuarial and other consultants, attorneys and each of their respective representatives) reasonable access, during reasonable business hours, from the date hereof through the Closing to any and all of the premises, properties, contracts, commitments, books, records, data, personnel, representatives, lenders and (on a basis mutually agreeable to the Seller and the Buyer in their reasonable judgment) customers and vendors, of or relating to any member of the Company Group or their business or operations, and make available to them (and furnish to them copies, as reasonably requested, of) all such documents, records and information with respect to the properties, assets and business of the Company Group and copies of any work papers relating thereto as the Buyer may from time to time reasonably request. In addition, the Seller shall, and shall cause each member of the Seller Group to, permit the Buyer and its representatives reasonable access, during reasonable business hours, to each of the members of the Seller Group, and its respective representatives or other personnel, as the Buyer may reasonably request in connection with its review relating to the Company Group, its properties, assets and business and the above mentioned documents, records and information, provided that such access does not unreasonably interfere with the opera-tion of the business of any member of the Seller Group. The Seller shall cause the senior management of the Seller and the Company Group, and such other personnel of the Seller and the Company Group as the Buyer may reasonably request, to meet with the Buyer's senior management and other representatives not less than once every two weeks to inform such representatives concerning the affairs of and plans and developments with respect to the Business, and to advise and consult with such representatives concerning the conduct of the Business. Such meetings shall be held at the Seller's offices at the address set forth in Section 9.4, unless otherwise agreed by the Seller and the Buyer. The attendance at such meetings of the Buyer's representatives shall be at the Buyer's expense.

                 (b) Notwithstanding any provision of Section 4.3(a), prior to the Closing the Buyer and its representatives shall have to right to access or obtain copies of any documents, files, data, analyses or other documentation in whatever medium to the extent that the same relate to the Company Group's existing contracts, disputes, negotiations, proposals or other contacts with the buyer or its Affiliates; provided that to the extent that the same do not relate thereto, the Seller shall afford such access to, and provide such copies of, such portions of the same that do not so relate.

                 (c) Notwithstanding any provision of Section 4.3(a) or 4.3(d), the Seller may restrict access to customer Contracts, marketing strategies and customer pricing data, to the Buyer's lenders and the attorneys and accountants for the Buyer or such lenders. The Buyer acknowledges that such information may only be used as permitted by Section 3(d) of the Non-Disclosure Agreement, and (unless and until the Closing shall occur) shall not use such information to solicit the customers of, or otherwise to compete with, the Company Group. The Buyer shall so advise such lenders, attorneys and accountants as required by
Section 3(c) of the Non-Disclosure Agreement.

                 (d) Immediately following the execution of this Agreement, the Seller shall deliver or otherwise make available to the Buyer complete, correct and unredacted copies of all Contracts previously delivered or otherwise made available to the Buyer in a redacted form.

                 (e) The Seller shall, and shall cause each other member of the Seller Group to, retain all books and records relating to the Company Group in accordance with the Seller's record retention policies as presently in effect.

                 (f) From and after the Closing Date, (i) subject to Section 4.3(e) hereof, the Seller shall, and shall cause each member of the Seller Group to, permit the Buyer and its Affiliates (including each member of the Company Group) reasonable access, during reasonable business hours and at the Buyer's expense, to the relevant books and records (including all relevant Tax Returns and related work papers) of any member of the Seller Group in existence at the Closing Date relating to the Business or the Company Group, and (ii) subject to the Buyer's record retention policies as presently in effect, the Buyer shall, and shall cause each member of the Company Group to, permit each member of the Seller Group reasonable access, during reasonable business hours and at the Seller's expense, to the relevant books and records (including all relevant Tax Returns and related work papers) of each member of the Company Group in existence at the Closing Date relating to the Business or the Company Group. Except to the extent required by law or legal process, the Seller shall, and shall cause each member of the Seller Group to, maintain any information so obtained pertaining to the Buyer or any member of the Company Group or the business and operations of the Company Group in confidence, and the Buyer shall, and shall cause each member of the Company Group to, maintain any information so obtained pertaining to any member of the Seller Group in confidence.

                 4.4. Governmental Approvals. Consents, Filings and Further Actions. (a) Each party hereto shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including but not limited to under the HSR Act) required under any Law applicable to such party (or in the case of the Seller, any member of the Seller Group), and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain or make, or cause to be obtained or made, all Governmental Approvals and Consents necessary to be obtained or made by such party (or in the case of the Seller, any member of the Seller Group), in each case in connection with this Agreement or the Ancillary Agreements, the sale and transfer of the Shares pursuant hereto, or the consummation of the other transactions contemplated hereby or thereby. Each party hereto shall use all reasonable efforts to take or cause to be taken all actions, and do or cause to be done all other things, necessary, proper or advisable in order for such party (or in the case of the

Seller, each member of the Seller Group) to fulfill and perform its obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

                 (b) The Buyer shall use all reasonable efforts to obtain as promptly as practicable the financing contemplated by the Commitment Letters (or alternative financing on terms substantially comparable to those contemplated by the Commitment Letters), providing sufficient funds for the Buyer to consummate the transactions contemplated hereby, pursuant to definitive agreements in form and substance satisfactory to the Buyer in its reasonable judgment.

                 (c) The Buyer shall use all reasonable efforts to assist the Seller (and the Seller shall cooperate fully with the Buyer) in obtaining releases of the Seller's obligations under the Sale-Leaseback Guarantees, which efforts shall include without limitation offering (i) to enter into substitute guarantees on terms mutually satisfactory to the Sale-Leaseback Parties and the Buyer in their reasonable judgment, provided that in no event shall any such substitute guarantee be required to contain financial covenants that are any more restrictive than those that are contained in the Buyer Financing Agreements, and (ii) to provide to the Sale-Leaseback Parties a letter of credit on commercially reasonable terms in a face amount not to exceed $29,000,000, in substitution for the currently outstanding letter of credit provided by the Seller. The Buyer's obligations under this Section 4.4(c) shall not require the Buyer to agree to any additional or different terms of the Sale-Leaseback Financings. In the event that the Buyer and the Seller are unable to obtain releases of the Seller's obligations under the Sale-Leaseback Guarantees, the Buyer and the Seller shall, at or prior to the Closing, enter into an agreement pursuant to which the Buyer shall agree to indemnify the Seller against any obligation the Seller may incur from and after the closing under the Sale-Leaseback Guarantees on terms mutually satisfactory to the Buyer and the Seller in their reasonable judgment, and the Buyer shall pay to the Seller a fee of $1,000,000 per annum until such time as the Seller shall be released from its obligations under the Sale-Leaseback Guarantees. The Seller agrees to use reasonable efforts to obtain the consent of the Sale-Leaseback Parties to the termination of any continuing requirement for the provision of letters of credit in respect of the Sale-Leaseback Financings.

            (d) At all times prior to the Closing Date, (i) the Seller shall promptly notify the Buyer in writing of any event, occurrence, fact, condition, change or effect that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect, and (ii) each party hereto shall promptly notify the other party hereto in writing of any fact, condition, event or occurrence that would reasonably be expected to result in the failure of any of the conditions contained in Section 5.2 (in the case of the Seller) or Section 5.1 (in the case of the Buyer) to be satisfied, promptly upon becoming aware of the same.

            4.5. Further Assurances. Following the Closing Date, the Buyer and the Seller shall, the Buyer shall cause each member of the Company Group to, and the Seller shall cause each other member of the Seller Group to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the Seller or the Buyer as the case may be, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement (which include the transfer to the Buyer of the ownership and intended related benefits of the Business and the Company Group).

            4.6. Taxes. (a) Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements between any member of the Company Group, on the one hand, and the Seller or any of the Non-Company Affiliates, on the other hand (copies of which have been provided to the Buyer), shall be terminated, and no additional payments shall be made thereunder after the Closing.

            (b) Payments. (i) The Seller's Responsibility. Except as otherwise provided in this Agreement, the Seller shall pay or cause to be paid (without duplication of amounts otherwise payable), and shall defend, indemnify and hold harmless each of the Buyer Indemnitees (as defined in Section 4.8(a)) from and against (and pay or reimburse each of the Buyer Indemnitees for) any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, Litigation, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including but not limited to out-of-pocket expenses and reasonable attorneys and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, but not including any Income Taxes imposed upon the receipt by a Buyer Indemnitee of a payment under this Section 4.6(b)(i), which any of the foregoing may incur or to which any of the foregoing may be subjected, resulting from, arising out of or otherwise based upon, (A) all federal Income Taxes payable with respect to which any member of the Company Group has filed or is required to file pursuant to Section 4.6(c)(i)(A) a consolidated federal Income Tax Return with the consolidated group of which the Seller is a member (the "Seller's Consolidated Group"), payable with respect to any such member of the Company Group for all periods or portions thereof ending on or prior to the Closing Date, (B) all state, local and foreign Income Taxes with respect to which any member of the Company Group has filed or is required to file pursuant to Section 4.6(c)(i)(B) a combined, consolidated or unitary state, local or foreign Income Tax Return with the Seller or any of the Non-Company Affiliates, payable with respect to any such member of the Company Group for all periods or portions thereof ending on or prior to the Closing Date, (C) all state, local and foreign Income Taxes not described in the preceding clause (B) imposed on or payable by any member of the Company Group with respect to all periods ending on or prior to the Closing Date and all periods commencing before and ending after the Closing Date, and all other Taxes relating to the assets or the business of any member of the Company Group not otherwise specifically provided for in this Section
4.6 with respect to all such periods (other than those sales and transfer taxes for which the Buyer is responsible under Section 4.6(f)), in each case apportioned in the manner described in the next succeeding sentence, (D) any Taxes resulting from the deemed sale of assets and other deemed transactions arising from the Section 338(h)(10) Election and all comparable elections under state and local Income Tax law (other than those sales and transfer taxes for which the Buyer is responsible under Section 4.6(f)), (E) all Taxes for which any member of the Company Group may be held liable as a member of the Seller's Consolidated Group pursuant to section 1.1502-6(a) of the Treasury Regulations or as a member of any combined, consolidated or unitary group of which the Seller or any of the Non-Company Affiliates is or was a member pursuant to any similar provision of any state, local or foreign law with respect to Income Taxes, and (F) all Taxes that may be imposed, and other amounts that may become payable to third parties, that would not be imposed or payable if there were no inaccuracy or breach of any representation or warranty set forth in Section 3.17 (such inaccuracy or breach to be determined based on a conclusive presumption that, if a matter has occurred, any requirement on qualification that such matter "reasonably be expected" to occur or not occur shall have been satisfied; and the indemnification for such inaccuracy or breach by the Seller under this Section 4.6(b)(i) shall, except as otherwise provided in this Section 4.6(b)(i), be the sole and exclusive remedy of the Buyer after the Closing for such inaccuracy or breach of any such representation or warranty); provided, however, that the Seller shall not be obligated to make any payment under clause (C) or, to the extent a payment would be required under both clause (C) and clause (F), clause (F), unless and until the aggregate amount due from the Seller under such clauses exceeds $3,000,000 and then only to the extent such aggregate amount exceeds $3,000,000; provided, further, that (x) the preceding proviso shall not apply
(I) to limit the Seller's responsibility to pay its share (determined pursuant to the last sentence of this Section 4.6(b)(i)) of Taxes described in clause
(C) above for all taxable periods ending on or before the Closing Date, or for the taxable periods that include the Closing Date, in either case to the extent such Taxes are shown as due on the relevant Tax Return timely filed and prepared in a manner consistent with past practices used in preparing such Tax Returns, (II) in respect of any Taxes with respect to which an audit or similar proceeding is pending and a deficiency has been assessed or proposed to be assessed against the relevant member of the Company Group and has not been paid as of the Closing, (III) in respect of any Taxes for which an election, consent or extension agreement described in clause (iii)(B) of Section 3.17(a) was filed or entered into after the date hereof and prior to the Closing or (IV) in respect of any Taxes to the extent such Taxes are attributable to an election described in the third sentence of Section 3.17(o) that is made after the date hereof and prior to the Closing, and (y) nothing herein shall limit in any way the Buyer's remedies in respect of (and the preceding proviso shall not apply in the event of) any actual fraud by any member of the Seller Group. With respect to payments required to be made pursuant to clause (C) above, Tax liability shall be computed in a manner consistent with past practices used in preparing Tax Returns and, as between the Seller and the Buyer, such liability shall be apportioned between the period through and including the Closing Date (for which the Seller shall be responsible under clause (C) above), on the one hand, and the balance of the tax year (for which the Buyer shall be responsible under Section 4.6(b)(ii)), on the other hand, based upon the number of days in each such period, unless with respect to any specified Tax other than property Taxes either party shall request that such amount for such specified Tax be determined based upon the actual books and records, in which case such amount shall be determined based upon the actual books and records, provided that in all cases the Seller shall be responsible for all Taxes arising from the
Section 338(h)(10) Election and all comparable elections under state and local Income Tax law (other than those sales and transfer taxes for which the Buyer is responsible under Section 4.6(f)).

                 (ii) The Buyer's Responsibility. Except as otherwise provided in this Agreement, the Buyer shall pay or cause to be paid (without duplication of amounts otherwise payable), all Taxes payable with respect to any member of the Company Group (A) for all periods or portions thereof beginning after the Closing Date (including Taxes for which the Buyer shall be responsible under the last sentence of Section 4.6(b)(i)) and (A) attributable to operations, acts or omissions of the Buyer or (after the consummation of the Closing) any member of the Company Group on the Closing Date which are not in the Ordinary Course of Business other than such operations, acts or omissions contemplated by this Agreement or any Ancillary Agreement.

                 (c) Tax Returns. (i) The Seller's Responsibility. The Seller shall file, or cause to be filed, and the Seller and the Buyer shall cause the Company Group, to the extent permitted by law, to join, for all taxable periods or portions thereof ending on or prior to the Closing Date, in (A) the consolidated federal Income Tax Returns of the Seller's Consolidated Group and
(B) the combined, consolidated or unitary Tax Returns for state, local and foreign Income Taxes which include the Seller or any Non-Company Affiliate and with respect to which any member of the Company Group (x) joined in such a Tax Return for the most recent taxable period for which a Tax Return has been filed prior to the Closing Date and may file such a Tax Return for subsequent taxable periods or (y) is required to join in such a Tax Return. The income, deductions and credits of any such member of the Company Group for all periods or portions thereof ending on or prior to the Closing Date shall be included in the consolidated federal Income Tax Returns of thy Seller's Consolidated Group and in such combined, con-solidated and unitary Tax Returns where applicable. The Seller shall file, or cause to be filed, all other Tax Returns with respect to any member of the Company Group for all periods ending on or before the Closing Date.

                 (ii) The Buyer's Responsibility. The Buyer shall file, or cause to be filed, all Tax Returns relating to the business or assets of the Company Group other than those Tax Returns described in Section 4.6(c)(i) (including, without limitation, any federal Income Tax Return filed by the consolidated group of which the Buyer is a member with respect to any taxable period ending after the Closing Date). The income, deductions and credits of the Company Group, other than those required to be included in the Tax Returns described in Section 4.6(c)(i), shall be included in the Tax Returns described in the immediately preceding sentence.

                 (iii) Cooperation. The Buyer and the Seller shall cooperate, and the Buyer shall cause the Company Group to cooperate with the Seller, with respect to the preparation and filing of any Tax Return for which the other is responsible pursuant to this Section 4.6(c).

                 (d) Refunds. Subject to the provisions of this Section 4.6(d),
(i) the Seller shall be entitled to retain, or receive immediate payment from the Company Group or the Buyer of, any refund or credit with respect to Taxes (including, without limitation, refunds and credits arising by reason of amended Returns filed after the Closing Date), plus any interest received with respect thereto from the applicable taxing authorities, relating to any member of the Company Group that are described as being the responsibility of the Seller in Section 4.6(b)(i) and (ii) the Buyer or the Company Group shall be entitled to retain, or receive immediate payment from the Seller of, any refund or credit with respect to Taxes, plus any interest received with respect thereto from the applicable taxing authorities, relating to any member of the Company Group that are described as being the responsibility of the Buyer in
Section 4.6(b)(ii). The Buyer and the Seller shall cooperate, and the Buyer shall cause the Company Group to cooperate with the Seller, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 4.6(d). Such cooperation shall include providing all relevant information available to the Seller or the Buyer (through the Company or otherwise), as the case may be, with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to the Seller or the Buyer, as the case may be, in accordance with this provision, any amount received by the Buyer (or any member of the Company Group) or the Seller (or any Non-Company Affiliate), as the case may be, with respect to such claim; and, in the case of the party filing such a claim, consulting with the other party prior to agreeing to any disposition of such claim, provided, that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. The party that is to enjoy the economic benefit of a refund under this Section 4.6(d) shall bear the out-of-pocket expenses of the other party reasonably incurred in seeking such refund. If one party is to enjoy the economic benefit of a refund under this
Section 4.6(d) but the refund involves an issue that (A) in the case of the Buyer, would reasonably be expected to have a Material Adverse Effect and (B) in the case of the Seller, would reasonably be expected to be materially adverse to the business, operations, results of operations or financial condition of the Seller Group taken as a whole (provided that for purposes of this clause (B), the materiality shall exist if an amount involved is comparable to the amount that would result in a Material Adverse Effect), the party that would enjoy the economic benefit shall give notice to the other party of such issue, with respect to which the parties, each at its own expense, shall jointly pursue such issue, and any disagreement between them as to such issue shall be resolved pursuant to the Tax Dispute Resolution Mechanism.

                 (e) Audits. Each of the Buyer and the Seller shall promptly notify the other in writing within twenty days from its receipt of notice of
(i) any pending or threatened Tax audits or assessments of any member of the Company Group, as long as any taxable periods ending on or prior to the Closing Date remain open and (ii) any pending or threatened Tax audits or assessments of the Buyer or the Seller, or any of the Affiliates thereof, that may affect the Tax liabilities of any member of the Company Group, in each case for taxable periods ending on or prior to the Closing Date. The Seller shall have the right to represent the interests of the Company Group in any Tax audit or administrative or court proceeding to the extent relating to Taxes that are described as being the responsibility of the Seller in Section 4.6(b)(i), and to employ counsel of its choice at its expense, provided, that the Seller shall give notice to the Buyer with respect to any issue relating to such audit or proceeding that would reasonably be expected to affect the aggregate Tax liability of the Buyer or the

Company Group by more than $1,000,000 (taking into account any recurring effects of such issue) with respect to Taxes that are described as being the responsibility of the Buyer in Section 4.6(b)(ii), with respect to which issue the Seller and the Buyer, each at its own expense, shall jointly have the right to represent the interests of the Company Group, and any disagreement between the Seller and the Buyer as to such issue shall be resolved pursuant to the Tax Dispute Resolution Mechanism. The Buyer shall have the right to represent the interests of the Company Group in any Tax audit or administrative or court proceeding not described in the immediately preceding sentence and to employ counsel of its choice at its expense, provided, that the Buyer shall give notice to the Seller with respect to any issue relating to such audit or proceeding that would reasonably be expected to affect the aggregate Tax liability of the Seller or the Company Group by more than $1,000,000 (taking into account any recurring effects of such issue) with respect to Taxes that are described as being the responsibility of the Seller in Section 4.6(b)(i), with respect to which issue the Buyer and the Seller, each at its own expense, shall jointly have the right to represent the interests of the Company Group, and any disagreement between the Seller and the Buyer as to such issue shall be resolved pursuant to the Tax Dispute Resolution Mechanism. The Buyer and the Seller shall cooperate, and the Buyer shall cause the Company Group to cooperate with the Seller, with respect to any Tax audit or administrative or court proceeding relating to Taxes referred to in this Section 4.6(e). Such cooperation shall include providing all relevant information available to the Seller or the Buyer (through the Company or otherwise), as the case may be, with respect to any such audit or proceeding and making personnel available at and for reasonable times, provided, that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

                 (f) Transaction-Related Taxes. The Seller shall be responsible for, and neither the Buyer nor any member of the Company Group shall bear, any Taxes that relate to the purchase and sale of the shares pursuant to this Agreement and the consummation of the other transactions contemplated hereby (including, without limitation, any real property gains and transfer Taxes but not including any Income Taxes imposed upon the receipt by a Buyer Indemnitee of a payment under this Section 4.6(f)), except for up to $100,000 in the aggregate of the sum of (i) stock transfer taxes imposed on the transfer of the Shares to the Buyer (other than any interest or penalty thereon or additions thereto resulting from the negligence or willful misconduct of the Seller or any Non-Company Affiliate) and (ii) sales and transfer taxes resulting from the Section 338(h)(10) Election and all comparable elections under state and local Income Tax law (other than any interest or penalty thereon or additions thereto resulting from the negligence or willful misconduct of the Seller or any Non-Company Affiliate), for which the Buyer shall be responsible. Nothing contained in this Section 4.6(f) shall limit the Buyer's responsibility for Taxes pursuant to Section 4.6(b)(ii).

                 (g) Section 338(h)(10) Election. (i) Election. The Buyer shall, and the Seller shall cause the common parent of the Seller's Consolidated Group to, join in an election pursuant to Section 338(h)(10) of the Code with respect to each member of the Company Group (a "Section 338(h)(10) Election"), and the Buyer shall, and the Seller shall, or shall cause the proper Non-Company Affiliates to, join in all comparable elections under state and local Income Tax law with respect to each member of the Company Group.

                 (ii) Forms. On or before the date that is ten (10) business days before the Closing Date, the Buyer shall provide to the Seller drafts of all forms, together with all drafts of required attachments thereto, required for making the Section 338(h)(10) Election and all comparable elections under state and local Tax law (the "Election Forms"). On the Closing Date the Seller shall deliver to the Buyer the Election Forms, properly executed by the common parent of the Seller's Group or any proper Non-Company Affiliate. The Seller and the Buyer shall cooperate in drafting and making final the Election Forms, and any dispute with respect thereto shall be resolved pursuant to the Tax Dispute Resolution Mechanism. The Buyer shall be responsible for filing the Election Forms with the proper taxing authorities, provided that the Seller shall be responsible for filing any Election Form that must be filed with a Tax Return described in Section 4.6(c)(i) above.

                 (iii) Allocation. On or before the date that is 120 days after the Closing Date, the Buyer shall provide to the Seller a proposed allocation of the purchase price, for the Seller Noncompete Agreement and the deemed sale of assets resulting from the making of the Section 338(h)(10) Election, setting forth the estimated fair market values of the assets of the Company and, to the extent relevant to such deemed sale, other members of the Company Group. On or before the date that is 180 days after the Closing Date, the Seller and the Buyer shall agree upon a final allocation of such purchase price (the "Final Allocation"), which shall be based upon the Buyer's proposed allocation of such purchase price in the absence of manifest error. The Seller agrees that the Seller shall cooperate with the Buyer in developing the Final Allocation.

                 (iv) modification; Revocation. The Buyer and the Seller each agree that it shall not, and shall not permit any of its respective Affiliates to, take any action to modify the Election Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Election or any comparable election under state and local Tax law following the filing of the Election Forms, without the written consent of the Seller or the Buyer, as the case may be.

                 (v) Consistent Treatment. The Buyer and the Seller shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the information contained in the Election Forms as filed and the Final Allocation, unless otherwise required because of a change in applicable Tax law.

                 (vi) Expenses Resulting from Elections. The Buyer and its Affiliates (including the Company Group following the Closing), on the one side, and the Seller and the Non-Company Affiliates, on the other side, shall bear their respective administrative, legal, accounting and similar expenses resulting from the making of the Section 338(h)(10) Election and all comparable elections under state and local Tax law. As specified in the last sentence of
Section 9.1(a), the Buyer shall bear any appraisal fees incurred by it in developing the allocation of the Purchase Price.

                 (h) Tax Dispute Resolution Mechanism. Wherever in this Section
4.6 it shall be provided that a dispute shall be resolved pursuant to the "Tax Dispute Resolution Mechanism," such dispute shall be resolved as follows: (i) the parties shall in good faith attempt to negotiate a settlement of the dispute, (ii) if the parties are unable to negotiate a resolution of the dispute within 30 days, the dispute shall be submitted, as soon as practicable thereafter, to the national office of KPMG Peat Marwick or other independent accountants of nationally recognized standing reasonably satisfactory to the Seller and the Buyer (the

"Tax Dispute Accountants") (iii) the parties shall present their arguments to the Tax Dispute Accountants within 15 days after submission of the dispute to the Tax Dispute Accountants, (iv) the Tax Dispute Accountants shall resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law, within 30 days after the parties have presented their arguments to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties, (v) any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (A) the date on which such payment or action would otherwise be required or (B) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Dispute Accountants, such date being the date on which the parties receive written notice from the Tax Dispute Accountants of their resolution) and (vi) the fees and expenses of the Tax Dispute Accountants in resolving a dispute shall be borne equally by the Seller and the Buyer.

                 (i) Federal Income Tax Treatment of Indemnification Payments. Without affecting any rights of the Buyer or the Seller under any other provisions of this Agreement or otherwise, each of the Buyer and the Seller agrees to treat any payments pursuant to Sections 4.6, 4.7(b), 4.8, 4.15 or
4.17 as adjustments (i.e., reductions or increases, as the case may be) of the Purchase Price for federal Income Tax purposes and file federal Income Tax Returns in a manner consistent with such treatment unless (i) otherwise required by a court of competent jurisdiction, (ii) otherwise required by the IRS following an audit (but only if the amount of payments for which the IRS requires a different treatment in any taxable year is less than $150,000) or
(iii) such party receives a written opinion from a nationally recognized law firm (which opinion and law firm shall be reasonably acceptable to the other party) that there is no substantial authority (within the meaning of Section 6662(d)(2)(B)(i) of the Code) for such position.

                 4.7. Cancellation of Intercompany Accounts; Maintenance of Current Ratio. (a) The Seller agrees to cause all accounts payable, accounts receivable, Contracts, Plans, agreements, instruments, commitments, claims and other obligations pursuant to which any member of the Company Group has made or is obligated to make payments or incur expenses to or for the benefit of the Seller or any Non-Company Af-filiate to be cancelled, terminated, waived and released at or prior to the Closing without any consideration being paid or payable in respect thereof, pursuant to appropriate agreements and instruments in form and substance mutually satisfactory to the Buyer and the Seller in their reasonable judgment; provided that the accounts payable, accounts receivable, Contracts, Plans, agreements, instruments, commitments, claims and other obligations set forth in
Schedule 4.7 of the Seller Disclosure Schedule shall be treated in the manner expressly set forth in such Schedule.

                 (b) From the date hereof to the Closing Date, the Company Group shall be permitted to continue to make payments in the Ordinary Course of Business to any member of the Seller Group in respect of indebtedness of the Company Group to any member of Seller Group incurred in the Ordinary Course of Business; provided that the Current Ratio of the Company Group as of the Closing Date (the "Closing Date Current Ratio") is equal to the Current Ratio of the Company Group as at December 31, 1993, as determined based on the Audited 1993 Balance Sheet (the "Audited Balance Sheet Current Ratio"). In the event that the Closing Date Current Ratio is not equal to the Audited Balance Sheet Current Ratio, the Purchase Price shall be adjusted following the Closing by a cash payment, to be made within 30 days after the Closing Date. If the Closing Date Current Ratio is less than the Audited Balance Sheet Current Ratio, the Seller shall pay to the Buyer an amount equal to the amount that, when added to the amount of current assets utilized in determining the Closing Date Current Ratio, causes the Closing Date Current Ratio as so adjusted to be equal to the Audited Balance Sheet Current Ratio. If the Closing Date Current Ratio is greater than the Audited Balance Sheet Current Ratio, the Buyer shall pay to the Seller an amount equal to the amount that, when subtracted from the amount of current assets utilized in determining the Closing Date Current Ratio, causes the Closing Date Current Ratio as so adjusted to be equal to the Audited Balance Sheet Current Ratio. Any such amount to be paid in accordance with this Section 4.7(b) shall be paid together with an amount equivalent to interest thereon at a rate per annum equal to the prime rate as published by the Wall Street Journal from time to time (calculated on the basis of a 365-day year, for the actual number of days elapsed during the period from but not including the Closing Date to and including the date of payment).

                 4.8. Indemnity. (a) The Seller covenants and agrees to defend, indemnify and hold harmless each of the Buyer, its Affiliates, the members of the Company Group and their respective officers, directors, employees, agents, advisers and representatives (collectively, the "Buyer Indemnities") from and against, and pay or reimburse each of the Buyer Indemnities for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, Litigation, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims) including but not limited to interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder or under any Ancillary Agreement but not including any Income Taxes imposed upon the receipt by a Buyer Indemnitee of a payment under this Section
4.8(a) (collectively, "Losses"), which any of the foregoing may incur or to which any of the foregoing may be subjected, resulting from, arising out of or otherwise based upon any of the following:

                 (i) any inaccuracy or breach of any representation or warranty made by any member of the Seller Group herein (other than any representation or warranty contained in Section 3.17) or in any of the Ancillary Agreements or in connection herewith or therewith, at or as of the date made or deemed made or the Closing Date (such inaccuracy or breach to be determined based upon a conclusive presumption that, if a matter has occurred, any requirement or qualification that such matter "reasonably be expected" to occur or not occur shall have been satisfied); or

                 (ii) any and all Excluded Liabilities.

                 (b) Except for inaccuracies in or breaches of the representations and warranties contained in Sections 3.3 and 3.4, the Seller shall not be required to indemnify the Buyer Indemnities with respect to any claim for indemnification pursuant to clause (i) of Section 4.8(a) in respect of any inaccuracies in or breaches of the representations and warranties of any member of the Seller Group referred to in such clause, unless and until the aggregate amount of all claims against the Seller under this Section 4.8 exceeds $25,000,000 and then only to the extent such aggregate amount exceeds $25,000,000, provided, however, that the aggregate liability of the Seller to the Buyer under this Section 4.8 with respect to all claims for indemnification pursuant to clause (i) of Section 4.8(a) shall not exceed the Purchase Price. The indemnity provided for in this
Section 4.8 shall be the sole and exclusive remedy of the Buyer after the Closing for any inaccuracy of any representation or warranty of the Seller herein and referred to in clause (i) of Section 4.8(a); provided that nothing herein shall limit in any way the Buyer's remedies in respect of (and this Section 4.8(b) shall not apply in the event of) actual fraud by any member of the Seller Group in connection herewith or with any Ancillary Agreement or the transactions contemplated hereby or thereby. Any indemnity payment made by the Seller to any Buyer indemnitee with respect to any claim for indemnification pursuant to clause (i) of Section 4.8(a) shall be net of any amounts actually recovered (after deducting any related costs and expenses) by the Buyer or any member of the Company Group, for the Losses for which such indemnity payment is made, under any warranty or indemnity from any third party existing at the Closing Date to or for the benefit of any member of the Company Group. Neither the Buyer nor any member of the Company Group shall be obligated to seek any recovery under any such warranty or indemnity. If the Buyer and the Company Group determine not to pursue any such recovery, the Buyer shall promptly so notify the Seller, and the Seller (in its name or in the name of the appropriate member of the Company Group) shall be entitled to pursue such recovery directly and the Buyer and the Company Group shall use reasonable efforts to cooperate with the Seller in its pursuit of such recovery, provided that (x) such pursuit of such recovery shall not unreasonably interfere with the operation of the business of the Buyer or any member of the Company Group and (y) the Seller shall defend, indemnify and hold harmless the Buyer Indemnities from and against, and shall pay or reimburse the Buyer Indemnities for, any Losses which any of them may incur or to which any of them may be subjected, resulting from or arising out of or otherwise based upon the Seller's efforts to pursue any such recovery.

                 (c) In the case of any claim asserted by a third party against a Buyer Indemnitee, notice shall be given by such Buyer Indemnitee to the Seller promptly after such Buyer Indemnitee has actual knowledge of any claim as to which indemnity may be sought, and such Buyer Indemnitee shall permit the Seller (at the Seller's expense) to assume the defense of any claim or any litigation resulting therefrom, provided, that (i) counsel for the Seller who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to such Buyer Indemnitee, and such Buyer Indemnitee may participate in such defense at such Buyer Indemnitee's expense, and (ii) the failure of any Buyer Indemnitee to give notice as provided herein shall not relieve the Seller of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Seller and the Seller is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of such Buyer Indemnitee, which consent shall not be unreasonably withheld, the Seller shall not, in the defense of any such claim or litigation, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting such Buyer Indemnitee or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Buyer Indemnitee of a release from all liability with respect to such claim or litigation. In the event that such Buyer Indemnitee shall in good faith determine that such Buyer Indemnitee may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Seller in respect of such claim or any litigation relating thereto, such Buyer Indemnitee shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of such Buyer Indemnitee, provided, that if such Buyer Indemnitee does so take over and assume control, such Buyer Indemnitee shall not settle such claim or litigation without the written consent of the Seller, such consent not to be unreasonably withheld. In the event that the Seller fails to assume or does not accept the defense of any matter as above provided promptly after receipt of notice thereof from such Buyer Indemnitee (and in any event within 20 days of such receipt), such Buyer Indemnitee shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Seller and the Buyer shall cooperate in the defense of any claim or litigation subject to this Section 4.8 and the records of each shall be available to the other with respect to such defense.

                 4.9. Survival, etc. (a) All claims for indemnification under clause (i) of Section 4.8(a) or under clause (F) of Section 4.6(b)(i) with respect to the representations and warranties contained herein must be asserted on or prior to the date that is 30 days after the termina-tion of the respective survival periods set forth in this Section 4.9(a). The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

                 (i) except as set forth in clauses (ii) and (iii) below, the representations and warranties contained in Articles II and III shall survive until 11:59 p.m. Eastern time on the second anniversary of the Closing Date;

                 (ii) the representations and warranties of the Seller contained in Sections 3.1, 3.2, 3.3, 3.4, 3.16(c)(ii) and 3.17 shall survive without limitation (subject, in the case of Section 3.17, to any statutes of limitations applicable to the particular Tax at issue, and in the case of Section 3.16(c)(ii), to any statutes of limitations applicable to the particular provision of ERISA or the Code at issue); and

                 (iii) the representations and warranties of the Seller contained in Sections 3.5, 3.10, 3.11, 3.13, 3.15, 3.16 (other than
         3.16(c)(ii)), 3.21 and 3.22 shall survive until 11:59 p.m. Eastern time on the 60th day after the date on which the Buyer receives the audited consolidated financial statements of the Buyer and its subsidiaries (including the Company Group) for the year ended December 31, 1995 accompanied by a report of the Buyer's independent public accountants.

                 (b) The covenants and agreements (including but not limited to the indemnities) contained in this Agreement shall survive the execution and delivery thereof, any examination by or on behalf of the parties hereto, the completion of the transactions contemplated herein and any expiration of the respective survival periods set forth in Section 4.9(a), without limitation, provided that the provisions of Section 4.11(a) shall only survive until the second anniversary of the date hereof and thereafter the Confidentiality Agreements will be void and of no further force or effect, except as to any breach prior to such date of Section 4.11(a) or the Confidentiality Agreements.

                 4.10. Employees. (a) From and after the Closing, the Seller shall be solely responsible, and, effective as of the Closing, hereby assumes the responsibility of each mem-ber of the Company Group, for, and shall pay, any and all claims, liabilities, obligations, commitments, costs and expenses under or in respect of the Williams Telecommunications Group, Inc. Long-Term Equity incentive Compensation Plan, including any cash or stock awards granted in respect of the termination of such Plan (such Plan and awards referred to collectively as the "Equity Plan"), including, but not limited to, all such claims, liabilities, obligations, commitments, costs and expenses relating to or arising as a result of or in connection with the termination or replacement of the Equity Plan and any and all compensation or benefit entitlements thereunder or under any such replacement plan or arrangement. Prior to the Closing, the Seller shall cause the accrual relating to the Equity Plan that is reflected as a liability on the most recent Subsequent Monthly Financial Statement to be transferred to the Seller without any payment therefor on the part of any member of the Company Group or the Buyer or its Affiliates.

                 (b) (i) Prior to the Closing, Seller shall cause each member of the Company Group to withdraw as a participating employer from the Plans sponsored by the Seller which are listed on Schedule 4.10(b)(i) of the Seller Disclosure Schedule (the "Seller Sponsored Plans"). The withdrawal of the members of the Company Group from the Seller Sponsored Plans shall not cause any assets held by, for or with respect to any member of the Seller Group under such Seller Sponsored Plans or trusts or insurance contracts related thereto to be transferred either: (i) to the Buyer, any of its Affiliates or the Company Group; or (ii) to any employee benefit plans, program or arrangement established, sponsored or maintained by the Buyer, any of its Affiliates or the Company Group. From and after the Closing, the Buyer shall cause the Company Group to assume, and to pay or reimburse the Seller for, any and all claims of the Employees and Beneficiaries incurred but not paid, or paid by the Seller but not yet reimbursed to the Seller by the Company Group, prior to the Closing Date under those Plans that are medical, dental, life or accident insurance, disability, educational assistance, legal services or Code section 125 flexible reimbursement account plans (the "Seller Welfare Plans") except to the extent any such claim is paid by insurance without the requirement that the Seller reimburse the insurer with respect to such claim. From and after the date hereof to the Closing Date, the Seller shall cause the Company Group to pay all claims of the Employees and Beneficiaries under the Seller Welfare Plans promptly upon receipt of notice of each such claim and otherwise in the ordinary

Course of Business. Prior to the Closing, the Seller shall cause the Company Group to (x) pay cash equal to those amounts necessary to satisfy all of the obligations of the Company Group with respect to the Employees under those Seller Sponsored Plans that are qualified plans under section 401(a) of the Code with respect to service of such Employees completed prior to the Closing, including employer matching contributions under the Seller's Savings Plan, such cash amount to be determined in the Ordinary Course of Business and to be paid to the Seller for the benefit of such qualified plans; provided, however, that immediately prior to the Closing, such cash amount shall be determined pursuant to Schedule 4.7 of the Seller Disclosure Schedule, and (y) transfer to the Seller the accrual relating to the Seller's Supplemental Retirement Plan that is reflected as a liability on the most recent Subsequent Monthly Financial Statement, together with a cash payment by the Company Group equal to the amount of such accrual.

                 (ii) With respect to the Plans (other than the Equity Plan) that are not Seller Sponsored Plans and that are listed on Schedule 4.10(b)(ii) of the Seller Disclosure Schedule (the "Company Plans"), from and after the Closing Date, the Buyer shall pay or cause the Company Group to pay all amounts attributable to such Company Plans in accordance with the applicable terms thereof. From and after the Closing, all assets and liabilities of the Company Plans shall be retained by the Company Group and, to the extent that, immediately prior to the Closing Date, any rights or assets in respect of any Company Plan are held by or for the benefit of any member of the Seller Group other than the Company Group, no later than 30 days following the Closing Date, the Seller shall, or shall cause, any and all such rights and assets to be transferred, in cash or kind, as directed by the Buyer, to the Company or to any employee benefit fund established by the Company to receive such assets.

                 (iii) From and after the Closing, the Seller shall be solely responsible, and, effective as of the Closing, hereby assumes the responsibility of each member of the Company Group, for, and shall pay, any and all claims, liabilities, obligations, commitments, costs and expenses under each Plan, other than the Company Plans, to or in respect of any Employee or Beneficiary, except (A) to the extent the Buyer has expressly agreed in this
Section 4.10 to assume the liability of the Seller to or in respect of any Employee or Beneficiary under any such Plan and (B) if there is a transfer of assets from the Seller's Savings Plan to the

Buyer's Savings Plan, as contemplated by Section 4.10(h), then, from and after the date of such transfer, for Seller's obligations with respect to the payment of benefits accrued under the Seller's Savings Plan as of the Closing.

                 (c) (i) Effective as of the Closing, the Buyer shall cause the Company Group to make available to the current employees of the Company Group and their Beneficiaries (collectively, the "Current Employees") and to those former employees of the Company Group who, immediately prior to the Closing, are totally disabled and, therefore, receiving benefits under the Seller's Long Term Disability Plan and the Beneficiaries of such former employees (collectively, the "LTD Employees") employee benefit plans, programs and arrangements of the Buyer or its Affiliates.

                 (ii) Effective as of the Closing, the Buyer shall cause the Company Group to make available "continuation coverage", within the meaning of section 4980B of the Code, under the Buyer's group health plans to those former employees of the Company Group who are "covered employees" and those Beneficiaries who are "qualified beneficiaries", in each case, within the meaning of section 4980B of the Code, and who, immediately prior to the Closing, are receiving or are eligible to receive continuation coverage under those Plans that are group health plans subject to the requirements of section 4980B of the Code (such former employees and Beneficiaries referred to collectively as the "COBRA Participants").

                 (iii) in the case of the Buyer's or the Company Group's medical, dental and hospitalization plans, the Buyer shall cause such plans to
(A) provide for each Current Employee, LTD Employee and COBRA Participant a credit for any copayments or deductibles already incurred by such Current Employee, LTD Employee or COBRA Participant, as the case may be, during the calendar year in which the Closing occurs under the comparable Plan in which such Current Employee, LTD Employee or COBRA Participant, as the case may be, was an active participant immediately prior to the Closing and (B) waive any pre-existing condition restrictions to the extent that, as of the Closing, the pre-existing condition of any Current Employee, LTD Employee or COBRA Participant, as the case may be, would not have been excluded under the pre-existing condition restrictions of the comparable Plan in which such Current Employee, LTD Employee or COBRA Participant, as the case may be, was an active participant immediately prior to the Closing. To the extent a Current

Employee becomes eligible to participate in a qualified retirement plan maintained by the Buyer or its Affiliates, including following the Closing the Company Group, such Current Employee shall be credited under such plan for participation and vesting purposes with the service credited to such Current Employee for such purposes under the Seller's Investment Plus Plan (the "Seller's Savings Plan") as of the Closing Date. To the extent a Current Employee becomes eligible to participate in a vacation policy, short-term disability plan and/or severance plan maintained or established by the Buyer or its Affiliates, including following the Closing the Company Group, such Current Employee shall be credited under such plan or arrangement for participation, vesting and benefit determination purposes with the most recent period of such Current Employee's continuous service with the Seller and its Affiliates as of the Closing Date.

                 (d) (i) With respect to those former employees of the Company Group and their eligible dependents (the "Medical Plan Retirees") who, immediately prior to the Closing, are provided retiree medical coverage under Plans that provide retiree medical or hospitalization coverage (the "Seller Retiree Medical Plans"), the Buyer shall, effective as of the Closing, cause the Company Group to make available retiree medical and hospitalization benefits that are substantially comparable, in the aggregate, to the retiree medical and hospitalization benefits of such Medical Plan Retirees under the Seller Retiree Medical Plans as in effect immediately prior to the Closing. The Buyer shall cause its or the Company Group's retiree medical and hospitalization plans covering the Medical Plan Retirees to provide for each Medical Plan Retiree a credit for any copayments or deductibles already incurred by such Medical Plan Retiree during the calendar year in which the Closing occurs under the comparable Seller Retiree Medical Plan in which such Medical Plan Retiree was an active participant immediately prior to the Closing and waive any pre-existing condition restrictions to the extent that, as of the Closing, the pre-existing condition of any such Medical Plan Retiree would not have been excluded under the pre-existing condition restrictions of the comparable Seller Retiree Medical Plan in which such Medical Plan Retiree was an active participant immediately prior to the Closing.

                 (ii) Effective as of the Closing, the Buyer shall cause its medical and hospitalization plans to be amended to provide retiree medical and hospitalization coverage, that is comparable, in the aggregate, to that provided to the Medical Plan Retirees, to those Current Employees (the "Eligible Retirees") who, as of the Closing Date, have satisfied the age, service and other eligibility requirements therefor under the Seller Retiree Medical Plans.

                 (e) (i) Subject to Section 4.10(a), all liabilities, obligations, commitments, costs or expenses with respect to any severance, separation pay, change in control or other severance (or termination) benefits that become payable under a Plan (other than the Equity Plan) to any Current Employee with respect to employment with the Company Group prior to the Closing or that become payable under any plan, program or arrangement of the Buyer or, following the Closing, the Company Group to a Current Employee or a future employee of the Company Group with respect to employment following the Closing with the Buyer or any of its Affiliates shall be the sole responsibility of the Buyer and its Affiliates. Subject to Section 4.10(a), liabilities for claims of any Employee other than a Current Employee for severance or other termination benefits payable under a Plan (other than the Equity Plan) resulting from the termination of any such Employee's employment with the Company Group prior to the Closing shall continue to be the responsibility of the Company Group.

                 (ii) Subject to Section 4.10(a), all claims of any Employee under any Law respecting employment, including any litigation under any such Law instituted by or on behalf of any such Employee prior to the Closing and claims of any Current Employee alleging that such Current Employee has suffered a constructive termination of employment as a result of the consummation of the transactions contemplated by this Agreement, shall continue to be the responsibility of the Company Group, except for any such claims relating to any Plan, other than (x) a Company Plan and (y) to the extent the Buyer has expressly agreed in Section 4.10 to assume any liability under any Plan. Notwithstanding the foregoing, from and after the Closing Date, the Buyer shall cause the Company Group to continue to be responsible for, and shall indemnify the Seller from and against, and shall pay the Seller for, any and all Losses arising under any claims and liabilities of any Current Employee, Medical Plan Retiree or Eligible Retiree or any of their eligible dependents with respect to the failure of the Company Group following the Closing to make available to such Current Employee, Medical Plan Retiree or Eligible Retiree and their eligible dependents retiree medical and hospitalization benefits, including any such claim under any Plan.

                 (f) At the Closing, the Buyer shall, or shall cause the Company to, offer to enter into a new employment agreement (the "New Contract") with Roy A. Wilkens ("Wilkens") which shall contain substantially the same terms and conditions as provided in that certain Employment Agreement, dated as of January 1, 1990, among the Seller, the Company and Wilkens, as amended and in effect on the date hereof (the "Existing Contract"). In the event that (x) the terms of the New Contract, as executed and delivered by Wilkens, on the one hand, and the Company and/or the Buyer, on the other hand, do not provide for the termination of the Existing Contract and the release by Wilkens of the Seller and the Company from all further liability or obligation in respect of the Existing Contract or (y) Wilkens and the Buyer and/or the Company do not execute and deliver the New Contract, then, notwithstanding Section 4.8 but subject to Section 4.10(a), from and after the Closing (i) the Buyer shall indemnify the Seller, its Affiliates (other than the Company Group), other members of the Seller Group and their respective employees and directors from all claims and liabilities under the Existing Contract to the extent such claims and liabilities relate to (A) any act or failure to act on the part of the Buyer or, following the Closing, the Company Group or (B) the failure of Wilkens and the Buyer and/or the Company to enter into the New Contract and
(ii) the Seller shall indemnify the Buyer, its Affiliates (including, following the Closing, the Company Group) and their respective employees and directors from all claims and liabilities under the Existing Contract to the extent such claims and liabilities relate to (A) any act or failure to act on the part of the Seller or, prior to the Closing, the Company Group or (A) any amendment to the Existing Contract after the date hereof, except any such amendment to which the Buyer has expressly consented.

                 (g) In accordance with all applicable terms and conditions of the Seller's Consolidated Pension Plan, as amended from time to time (the "Pension Plan"), the Seller shall cause the Pension Plan to continue to credit benefit service to the LTD Employees solely during such LTD Employee's period of total disability (within the meaning of the Pension Plan). Effective as of the Closing Date, the Seller shall cause the Current Employees to be fully vested (x) in their "Accrued Benefit," as defined in Section 2.1 of the Pension Plan, and (y) in their account balances in the Sell-er's Savings Plan and the Seller's Bonus Employee Stock Ownership Plan.

                 (h) (i) Promptly following the date hereof, the Seller and the Buyer shall each use its best efforts and shall each cooperate with the other to determine whether the account balances of the Current Employees under the Seller's Savings Plan can be transferred to the Buyer's Savings Plan in accordance with the Code and ERISA. If the Buyer and the Seller reasonably determine prior to the Closing that such transfer may be effected, in the manner described in Section 4.10(h)(ii), in compliance with ERISA and the Code and, if requested by the Buyer or the Seller, the IRS has provided reasonable assurance that such transfer, effected in such manner, will not result in a disqualification of the Seller's Savings Plan or the Buyer's Savings Plan, such transfer shall be so effected within six months following the Closing.

                 (ii) Subject to the foregoing provisions of this Section 4.10(h), effective as of the Closing Date, (x) the Buyer shall (A) amend the Buyer's defined contribution plan (the "Buyer's Savings Plan") to permit the Current Employees to participate therein and to permit the account balances of the Current Employees under the Seller's Savings Plan to be transferred to the Buyer's Plan pursuant to section 414(l) of the Code, including the transfer of any outstanding loan in respect of any Current Employee under the Seller's Savings Plan and the related promissory note evidencing such loan and (B) cause the Buyer's Savings Plan to contain those provisions with respect to optional forms of benefit that are required to be provided by a transferee plan pursuant to section 411(d)(6) of the Code and (y) as soon as reasonably practicable, but in no event later than 60 days, after (A) the amendment of the Buyer's Savings Plan and (B) receipt by the Seller of (i) a copy of the Buyer's Savings Plan, all amendments thereto, any related trust documents (as amended), the last IRS determination letter with respect to the Buyer's Savings Plan and the three most recent IRS Forms 5500 with respect to such Plan and (ii) a written opinion of counsel to the Buyer reasonably acceptable to the Seller to the effect that the Buyer's Savings Plan contains the material terms required for qualification under section 401(a) of the Code, the Seller shall transfer, or cause to be transferred, to the trust under the Buyer's Savings Plan an amount, in cash, in kind, or in Seller's common stock and, with respect to outstanding participant loans, the related promissory notes evidencing such loans, equal to the fair market value, determined as of the date of such transfer, of the aggregate account balances under the Seller's Savings Plan of the Current Employees.

                 (iii) Notwithstanding whether a transfer of assets is effected, from and after the Closing, the Seller shall permit the Current Employees to repay any outstanding loans of such Current Employees under the Seller's Saving Plan in accordance with the loan repayment schedule in effect with respect to each such loan immediately prior to the Closing Date, provided that, from and after the Closing, the Buyer causes such repayment amounts that are currently due in accordance with the applicable repayment schedule to be deducted from each affected Current Employee's paycheck and timely remits (so as to avoid a default of the applicable loan) such deducted amounts to the trustee of the Seller's Savings Plan for credit to each such Current Employee's account under the Seller's Savings Plan.

                 (i) Subject to Section 4.10(a), at or before the Closing, the Seller shall cause (x) the Company Group to accelerate and, in accordance with the terms of the applicable Plan and related award agreement, if any, pay, perform and satisfy each of the then outstanding deferred awards granted under the Seller's Executive Incentive Compensation Plan to any Current Employee and
(y) all restrictions on transferability to lapse with respect to all then outstanding restricted stock awards under the Seller's Restricted Stock Plan in respect of any Current Employee, such that the Seller's stock subject to such awards becomes freely transferable by each such Current Employee. Subject to
Section 4.10(a), at or before the Closing, the Seller shall cause the Company Group to pay, perform and satisfy, in accordance with the terms of such Founders Award Plan, each of the awards granted to any Current Employee under the Williams Telecommunications Group, Inc. Founders Award Plan that remain outstanding as of the date hereof.

                 4.11. Confidentiality. (a) Existing Agreements. The parties hereto agree that with respect to the disclosure of information furnished hereunder or in connection herewith, the parties shall continue to be bound by the terms of that certain letter agreement, dated July 16, 1993 (the "Non-Disclosure Agreement"), between the Buyer and WilTel and the supplemental letter agreement, dated June 14, 1994 (the "Supplemental Agreement, and together with the Non-Disclosure Agreement, the "Confidentiality Agreements"), among the Buyer, the Seller, the Company and WilTel. The

Seller agrees to cause each member of the Seller Group to comply with the provisions of the Confidentiality Agreements as if each of them were parties to such agreement. From and after the Closing Date, the Buyer and its Affiliates, officers, directors, employees, agents, advisers and representatives shall have no further liability or obligation under the Confidentiality Agreements with respect to information, agreements or documents of or relating to the Company Group.

                 (b) Post-Closing Confidentiality. (i) From and after one Closing Date, the Seller shall not disclose, and shall not permit any Excluded Subsidiary, Pipeline Subsidiary or other Seller Group member (together with the Seller, "Seller Parties") or any officers, directors or employees of the Seller or any Excluded Subsidiary, Pipeline Subsidiary or other Seller Group member to disclose, and shall use its reasonable efforts to prevent the respective representatives, advisors, consultants, contractors or agents of the Seller or any Excluded Subsidiary, Pipeline Subsidiary or other Seller Group member (such officers, directors, employees, representatives, advisors, consultants, contractors and agents, "Seller Representatives") from disclosing, to any Person, (x) until the second anniversary of the Closing Date shall have occurred, any Buyer Information (as hereinafter defined) that is known to any Seller Party on the Closing Date, or (y) any Confidential Buyer information (as hereinafter defined) that becomes known to any Seller Party after the Closing Date pursuant to this Agreement or any Ancillary Agreement or in connection with any of the transactions contemplated hereby or thereby. The term "Buyer Information" means any information concerning the Buyer or any member of the Company Group, or the business, activities or operations of the Buyer or any member of the Company Group, including but not limited to information relating to pricing, technologies, trade secrets, processes, customers, suppliers, financial data, statistics, or research and development, other than information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Seller Party or Seller Representative, or (ii) any Seller Party or Seller Representative is required to disclose by law or legal process. The term "Confidential Buyer Information" means any Buyer Information that the receiving Seller Party knows or reasonably should know is confidential or proprietary, or that the Buyer or any member of the Company Group has identified in writing to the receiving Seller Party as being confidential or proprietary.

                  (ii) From and after the Closing Date, the Buyer shall not disclose, and shall not permit any Buyer Affiliate (including the Company Group) (together with the Buyer, "Buyer Parties") or any officers, directors or employees of the Buyer or any Buyer Affiliate (including of the Company Group) to disclose, and shall use its reasonable efforts to prevent the respective representatives, advisors, consultants, contractors or agents of the Buyer or any Buyer Affiliate (including of the Company Group) (such officers, directors, employees, representatives, advisors, consultants, contractors and agents, "Buyer Representatives") from disclosing, to any Person, (x) until the second anniversary of the Closing Date shall have occurred, any Seller information (as hereinafter defined) that is known to any Buyer Party on the Closing Date, or
(y) any Confidential Seller Information (as hereinafter defined) that becomes known to any Buyer Party after the Closing Date pursuant to this Agreement or any Ancillary Agreement or in connection with any of the transactions contemplated hereby or thereby. The term "Seller Information" means any information concerning the Seller or any Excluded Subsidiary or Pipeline Subsidiary, or the business, activities or operations of the Seller or any Excluded Subsidiary or Pipeline Subsidiary, including but not limited to information relating to pricing, technologies, trade secrets, processes, customers, suppliers, financial data, statistics, or research and development, other than information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Buyer Party or Buyer Representative, or (ii) any Buyer Party or Buyer Representative is required to disclose by law or legal process. The term "Confidential Seller Information" means any Seller Information that the receiving Buyer Party knows or reasonably should know is confidential or proprietary, or that the Seller or any Excluded Subsidiary or Pipeline Subsidiary has identified in writing to the receiving Buyer Party as being confidential or proprietary.

                 (iii) In the event that any Seller Party is requested in any proceeding to disclose any Buyer Information, the Seller shall give the Buyer prompt written notice of such request so that the Buyer may seek an appropriate protective order. If in the absence of a protective order any Seller Party is compelled in a proceeding to disclose Buyer Information, such Seller Party may disclose such portion of the Buyer Information that in the opinion of the Seller's counsel such Seller Party is compelled to disclose, without liability under this Agreement, provided, however, that the

Seller shall give the Buyer written notice of the Buyer Information to be disclosed as far in advance of its disclosure as is practicable and shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to such Buyer information. In the event that any Buyer Party is requested in any proceeding to disclose any Seller information, the Buyer shall give the Seller prompt written notice of such request so that the Seller may seek an appropriate protective order. If in the absence of a protective order any Buyer Party is compelled in a proceeding to disclose Seller Information, such Buyer Party may disclose such portion of the Seller information that in the opinion of the Buyer's counsel such Buyer Party is compelled to disclose, without liability under this Agreement, provided, however, that the Buyer shall give the Seller written notice of the Seller information to be disclosed as far in advance of its disclosure as is practicable and shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to such Seller information. Except as may be provided in any Ancillary Agreement, the Seller agrees that neither it nor any other Seller Party will appropriate any proprietary Buyer Information for its or their benefit, and the Buyer agrees that neither it nor any other Buyer Party will appropriate any proprietary Seller Information for its or their benefit.

                 (iv) The Seller and the Buyer each acknowledge that the other such party and its Affiliates would be irreparably damaged in the event of a breach or a threatened breach of any of the acknowledging party's obligations under this Section 4.11(b), and agrees (and shall cause each Excluded Subsidiary and Pipeline Subsidiary, in the case of the Seller, and each member of the Company Group, in the case of the Buyer, to agree) that, in the event of a breach or a threatened breach of any such obligation, the other such party shall, in addition to any other rights and remedies available to it in respect of such breach, be entitled to an injunction from a court of competent jurisdiction granting it specific performance of the provisions of this Section 4.11(b).

                 (v) The provisions of this Section 4.11 shall not restrict the Buyer or any member of the Company Group, or the Seller or any Excluded Subsidiary or Pipeline Subsidiary, from using Information in performing their respective obligations under, or enforcing the terms of, this Agreement or any Ancillary Agreement, or in exercising their respec-tive rights relating hereto or thereto or to the transactions contemplated hereby or thereby.

                 4.12. Noncompete Agreement. As of the Closing, the Seller shall have executed a noncompete and nonsolicitation agreement in substantially the form attached hereto as Annex A (the "Seller Noncompete Agreement").

                 4.13. Financial Statements. Until the Closing, (i) on or before the 21st day of each month beginning with the month following the execution of this Agreement, the Seller shall deliver to the Buyer unaudited monthly financial statements of WilTel Network Services as at and for the monthly period ending the last day of the preceding month (the "Subsequent Monthly Financial Statements"), and (ii) within 45 days after the end of each fiscal quarter, the Seller shall deliver to the Buyer unaudited combined balance sheets as of the end of such fiscal quarter and unaudited combined income statements and combined statements of stockholders' equity and cash flows for the three month and year-to-date periods then ended, of WilTel Network Services (the "Subsequent Quarterly Financial Statements"). The Subsequent Monthly Financial Statements shall be prepared in a format consistent with the Audited Financial Statements, but without notes.

                 4.14. Transfer of Excluded Businesses. Prior to or on the Closing Date (but in no event later than the consummation of the Closing), the Seller shall cause the members of the Company Group to transfer to the Seller or an Affiliate of the Seller, on an AS IS, WHERE IS basis (in respect of each member of the Company Group, the Buyer or any Affiliate thereof), all of the capital stock of the Excluded Subsidiaries and all tangible and intangible assets of the Excluded Businesses not owned by any Excluded Subsidiary, pursuant to all necessary or appropriate stock powers, bills of sale, sublicenses, subleases and other instruments of transfer or conveyance, each in form and substance mutually satisfactory to the Buyer and the Seller in their reasonable judgment. In connection with such transfer, the Seller shall assume all liabilities and obligations of the Company Group related to the Excluded Businesses, pursuant to agreements and instruments of assumption in form and substance mutually satisfactory to the Buyer and the Seller in their reasonable judgment. The Seller shall be responsible for any severance or other benefits payable by any member of the Seller Group to employees who are or were employed or engaged primarily in functions comprising a part of the Excluded Businesses or are beneficiaries or dependents of Persons so employed or engaged.

                 4.15. Capital Expenditures. (a) From the date hereof through the Closing Date, the Seller shall use reasonable efforts to cause the members of the Company Group to make capital expenditures relating to the Business in a manner consistent with the 1994 capital expenditures budget sat forth in
Schedule 4.15(a) of the Seller Disclosure Schedule such that, for the period beginning on January 1, 1994 and ending on the Closing Date (the "Preclosing Period"), the Company Group shall have made capital expenditures in an aggregate amount at least equal to $97,865,700 (the "Required Amount"), representing the "original" 1994 budgeted amount shown therein (multiplied by eleven-twelfths and adjusted to exclude capital expenditures attributable to the Excluded Subsidiaries) plus the 1993 carryforward amount shown therein. If, however, the Closing Date occurs prior to November 30, 1994, the Required Amount shall be reduced by $225,023 for each day by which the Closing Date precedes November 30, 1994.

                 (b) If the amount of any capital expenditures paid by the Company Group relating to the Business during the Preclosing Period (the "Actual Amount") is less than the Required Amount, the difference between the Required Amount and the Actual Amount shall be paid by the Seller to the Buyer following the Closing. If the Actual Amount exceeds the Required Amount, the difference between the Required Amount and the Actual Amount shall be paid by the Buyer to the Seller following the Closing, provided that the Buyer shall have no obligation so to pay, and the Actual Amount shall be reduced by, the aggregate amount of all Extraordinary Expenditures (as hereinafter defined) made without the prior written consent of the Buyer. In the event that the Forum Property is transferred to the Seller as contemplated by Section 4.15(e), the Actual Amount for purposes of any calculation to be made pursuant to this
Section 4.15(b) shall be reduced (without duplication) by the aggregate amount of all Forum Expenditures (as hereinafter defined) made by the Company Group.

                 (c) The amount payable pursuant to Section 4.15(b) shall be paid in cash within 30 days after the Closing Date, together with an amount equivalent to interest thereon at a rate per annum equal to the prime rate as published by the Wall Street Journal from time to time (calculated on the basis of a 365-day year, for the actual number of days elapsed during the period from but not including the Closing Date to and including the date of payment). Any amounts payable pursuant to this
Section 4.15 shall be an adjustment to the Purchase Price.

                 (d) The Buyer shall have no obligation to reimburse the Seller for any Extraordinary Expenditures, unless the Seller shall have obtained the prior written consent of the Buyer to such Extraordinary Expenditures. For purposes of this Agreement, the term "Extraordinary Expenditures" means any capital expenditures by the Company Group incurred or paid during the period from the date hereof through the Closing Date (i) in the category labelled "Forum Property (including the parking lot) and Buildout" in Schedule 4.15(d) of the Seller Disclosure Schedule ("Forum Expenditures"), (ii) in the category labelled "Transaction Network" in such Schedule, (iii) in the category labelled "Cuba", in such Schedule, (iv) in any category set forth in such Schedule, that exceed the respective amount set forth next to such category in such Schedule, or (v) for new capital projects not set forth in such Schedule, that exceed $3,000,000 in each case or $10,000,000 in the aggregate.

                 (e) The Buyer agrees that, if it has not, on or prior to October 15, 1994, (i) given written notice to the Seller that the Buyer consents to the making of the Forum Expenditures, in an aggregate amount not to exceed the amount set forth therefor in Schedule 4.15(d) in the Seller Disclosure Schedule, and (ii) confirmed to the Seller in writing and publicly announced (by means of a press release or press conference) its intent to remodel and fully occupy the Forum Property to be acquired by such capital expenditures, then the Forum Property or the contract rights to acquire the Forum Property shall be transferred to the Seller, on an AS IS, WHERE IS basis without the payment of any consideration, prior to the Closing.

                 (f) The Buyer agrees that on or prior to the date that is 30 days after the date hereof, it will give written notice to the Seller as to whether the Buyer will consent to the making of the capital expenditures set forth in the category labelled "Transaction Network" in Schedule 4.15(d) of the Seller Disclosure Schedule. If the Buyer does not so consent to the making of such expenditures, then the Seller shall have the right to enter into the packet switching transaction network venture for which such proposed expenditures have been allocated, notwithstanding any provision of the Seller Non-Compete Agreement, but without using the Vyvx Property (as defined in the Vyvx Agreement).

                 (g) The Buyer agrees that it will not unreasonably delay or deny consent to the making of the capital expenditures set forth in the category labelled "Cuba" in Schedule 4.15(d) of the Seller Disclosure Schedule, provided that the Seller provides, or causes the Company Group to provide, to the Buyer a detailed explanation and sufficient justification, as determined by the Buyer in its reasonable judgment, of the need for such expenditures.

                 (h) Except as otherwise expressly provided in this Section 4.15, all references in this Section 4.15 to expenditures listed in Schedule 4.15(d) of the Seller Disclosure Schedule refer to the amounts listed under the heading "Supplemental Approved Budget" in such Schedule.

                 4.16. Trademark License Agreement. At the Closing, the Seller shall grant or cause to be granted to the Buyer, and such member or members of the Company Group as the Buyer may designate, a ten-year, royalty-free license, pursuant to the Trademark License Agreement, to use the name and mark "WilTel", the "knight on a horse" logo and the other Licensed Marks referred to therein, following the closing. Within 60 days following the Closing, the Buyer shall cause each member of the Company Group to amend its Organizational Documents so as to change its name so that it does not contain the word "Williams" or any derivative thereof.

                 4.17. Governmental Approval and Consent Indemnity.   This
Section 4.17 shall not become effective unless and until the Seller shall have delivered to the Buyer the Indemnification Notice, and from and after such delivery this Section 4.17 shall be in full force and effect and constitute an integral part of this Agreement. The Seller covenants and agrees to defend, indemnify and hold harmless each of the Buyer Indemnities from and against, and pay or reimburse each of the Buyer Indemnities for, all Losses which any of the Buyer Indemnities may incur or to which any of the Buyer Indemnities may be subject, resulting from or arising out of the obtaining or making of any Governmental Approval or Consent referred to in clause (iii) or (iv) of Section 5.2(c) that shall not have been obtained or made prior to the Closing Date, or from the failure to obtain or make any such Governmental Approval or Consent; provided that (a) the Seller shall not be required to indemnify any of the Buyer Indemnitees under this Section 4.17 unless and until the aggregate amount of all Losses as to which indemnification from the Seller is sought pursuant to this Section 4.17 ("Consent Losses") exceeds $10,000,000, (b) thereafter the Seller shall be required to indemnify the Buyer Indemnitees under this Section 4.17 with respect to all Consent Losses in excess of such $10,000,000 aggregate amount, until the aggregate amount of all Consent Losses exceeds $20,000,000, (c) thereafter the Seller shall be required to indemnify the Buyer Indemnitees under this Section 4.17 with respect to one-half of the amount of each Consent Loss in excess of such $20,000,000 aggregate amount, until the aggregate amount of all Consent Losses equals $40,000,000, and (d) the aggregate liability of the seller to the Buyer Indemnitees for Consent Losses under this Section 4.17 shall not exceed $20,000,000.

                 4.18. Insurance. (a) In the event that, after the Closing, the Buyer or any of its Affiliates (including but not limited to any member of the Company Group or any successor thereto) shall suffer any loss, arising out of a third party claim or otherwise, that Buyer in good faith notifies Seller that the Buyer believes would be covered by any insurance policy maintained by or for the benefit of any member of the Seller Group (an "Insured Claim"), Seller shall, and shall cause each member of the Seller Group to, present and diligently prosecute a claim for payment under such policy in respect of such loss, and pay to the Buyer the proceeds of such claim under such policy as reimbursement in respect of the amount of such loss, subject to the provisions of this Section 4.18.

                 (b) The Seller shall not be obligated to, or to cause any member of the Seller Group to, present or prosecute any claim under any such insurance policy with respect to any Insured Claim unless (i) such Insured Claim is based upon bodily injury, property damage, wrongful or other acts or another condition or event that arose or occurred (as determined under the applicable insurance policy) prior to the Closing and (ii) the Buyer or the relevant Affiliate of the Buyer cooperates fully at its expense with the Seller's insurers in the investigation of such Insured Claim and (in the case of any insured Claim arising out of a third party claim) the defense thereof.

                 (c) The amount of proceeds of any such insurance claim to be paid over to the Buyer shall be limited to the amount actually received by the Seller Group from its insur-ers with respect to such claim (net of any self-insured retention amount, deductible amount, or other amount that the Seller Group is required to reimburse its insurers under its contractual agreements with them, in each case with respect to such claim), minus the aggregate amount of all reasonable out-of-pocket expenses incurred by the Seller Group in presenting and prosecuting such claim (to the extent not paid or reimbursed by its insurers). The Buyer shall reimburse the Seller, upon written demand by the Seller (accompanied by evidence reasonably satisfactory to the Buyer), for such amount as the Seller is required to pay and does pay by way of retrospective premium adjustment in respect of such insurance policy on account of any payment by the insurer thereunder in respect of such claim.

                 (d) Nothing contained in this Section 4.18 shall require any member of the Seller Group to keep in force and effect after the Closing any insurance coverage in effect at the time of the Closing. The Seller will give the Buyer 30 days' notice before any member of the Seller Group terminates any insurance coverage in effect at the time of the Closing and applicable to any member of the Company Group.

                 (e) With respect to the claims listed in Schedule 4.18 of the Seller Disclosure Schedule, the Buyer shall reasonably cooperate with the Seller and its insurers in the investigation, prosecution and collection of such claims. The Buyer shall provide reasonable access, during reasonable business hours and at the Seller's expense, to any and all of the premises, properties, contracts, commitments, books, records, data, personnel and representatives of or relating to any member of the Company Group or their business or operations as may be necessary to investigate, prosecute and collect such claims. The Buyer's obligation so to cooperate shall not require the Buyer to incur any unreasonable out-of-pocket expenses. Except to the extent required by law or legal process, the Seller shall, and shall request its insurers to, maintain any information so obtained pertaining to the Buyer or any member of the Company Group or the Business in confidence.

                 4.19. Dispute Resolution. (a) Negotiations. The Buyer and the Seller shall attempt in good faith to resolve any dispute arising out of or relating to the Agreement or any Ancillary Agreement (a "Dispute") by negotiations between senior executives of such parties. Such negotiations may be commenced by either such party by written notice to the other party (the "Negotiation Request"). In the event that such Dispute has not been resolved by such negotiations within 30 days of the delivery of the Negotiation Request, and one party hereto requests non-binding mediation by written notice to the other party given prior to the end of such 30-day period, the Buyer and the Seller shall attempt in good faith to resolve such Dispute by non-binding mediation before a mediator mutually agreeable to the Buyer and the Seller in their reasonable judgment. Neither party shall be required to continue with such negotiations or with such non-binding mediation for more than 90 days after the delivery of the Negotiation Request (180 days in the case of any Dispute to the extent it arises out of or relates to any Ancillary Agreement). All such negotiations and mediation proceedings shall be confidential, and shall be treated as compromise and settlement negotiations for all evidentiary purposes, including but not limited to for purposes of the Federal Rules of Evidence and any state rules of evidence.

                 (b) Other Remedies. The parties hereto shall not, and shall not permit their respective Affiliates to, initiate litigation with respect to the Dispute unless the Dispute has not been resolved within 90 days of the delivery of the Negotiation Request (180 days, in the case of any Dispute to the extent it arises out of or relates to any Ancillary Agreement), and shall not initiate litigation with respect to such Dispute except upon 5 days' prior written notice to the other party; provided that (i) if one such party has delivered a Negotiation Request or has so requested non-binding mediation and the other such party has not responded to any such request within 10 days of its receipt or is failing to participate in good faith in the procedures specified in Section 4.19(a), the requesting party or any Affiliate thereof may initiate litigation prior to the expiration of such 90-day or 180-day period, as the case may be, and (ii) either such party or Affiliate may at any time or without notice file a complaint or seek an injunction or provisional judicial relief, if in such party's or Affiliate's sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo (including but not limited to for statute of limitations reasons or to preserve any defense based upon the passage of time). Despite such action the Buyer and the Seller will continue to participate in the procedures specified in this Section
4.19 for so long and to the extent so specified.

                                   ARTICLE V
                             CONDITIONS TO CLOSING

                 5.1. The Seller's Conditions to Close. The obligations of the Seller and the Selling Subsidiary under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of such conditions may be waived (to the extent permitted by law), in writing, by the Seller:

                 (a) The representations and warranties of the Buyer contained in this Agreement and the Ancillary Agreements shall be true and correct in all material respects on the date hereof or thereof and on the Closing Date.

                 (b) The Buyer shall have performed and complied with all of the covenants and agreements in all material respects, and satisfied all of the conditions in all material respects, required by this Agreement and the Ancillary Agreements to be performed or complied with or satisfied by the Buyer at or prior to the Closing.

                 (c)      All Governmental Approvals and Consents listed in
         Schedule 5.1(c) of the Seller Disclosure Schedule (such Governmental Approvals and Consents collectively, the "Required Consents") shall have been obtained or made. All applicable waiting periods under the HSR Act shall have expired.

                 (d) The Buyer shall have delivered to the Seller each of the items listed in Section 6.2 below.

                 (e) No action, suit or proceeding shall have been instituted or threatened by any Governmental Authority, before a court or other Governmental Authority, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or by the Ancillary Agreements or that seeks other material relief with respect to any of such transactions. On the Closing Date, there shall be no injunction, restraining order, judgment or decree of any nature of any court or other Governmental Authority in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or by the Ancillary Agreements.

                 5.2. The Buyer's Conditions to Close. The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of such conditions may be waived (to the extent permitted by law), in writing, by the Buyer:

                 (a) The representations and warranties of the Seller contained in this Agreement and of each member of the Seller Group contained in the Ancillary Agreements shall be true and correct in all material respects on the date hereof or thereof and on the Closing Date.

                 (b) Each member of the Seller Group shall have performed and complied with all the covenants and agreements in all material respects, and satisfied all the conditions in all material respects, required by this Agreement and the Ancillary Agreements to be performed or complied with or satisfied by such member of the Seller Group at or prior to the Closing.

                 (c) All Governmental Approvals and Consents shall have been obtained or made that are (i) required to be obtained or made by the Buyer and listed in Schedule 5.2(c)(i) of the Buyer Disclosure Schedule, (ii) Required Consents (including but not limited to such interim or provisional approvals of the Federal Communications Commission as shall be satisfactory to the Buyer in its reasonable judgment), (iii) the Governmental Approvals and Consents listed in
         Schedule 5.2(c)(iii) of the Buyer Disclosure Schedule, and (iv) all other Governmental Approvals and Consents (other than the Consent listed in Schedule 5.2(c)(iv) of the Buyer Disclosure Schedule), the failure of which to be obtained or made, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect, or would reasonably be expected to materially impair the ability of the Buyer, following the Closing, to conduct the business and operations of the Company Group; provided that the condition that the Governmental Approvals and Consents described in the preceding clauses (iii) and (iv) be obtained or made, shall be deemed satisfied on the date that is five business days after the later to occur of (x) the date on which the Seller delivers to the Buyer the indemnification Notice and (y) the date that is 90 days after the date of this Agreement. All applicable waiting periods under the HSR Act shall have expired.

                 (d) The Buyer shall have obtained the financing contemplated by the Commitment Letters or alternative financing (on terms substantially comparable to those contemplated by the Commitment Letters) in an amount sufficient to enable the Buyer to pay the Purchase Price and consummate the transactions contemplated by this Agreement, pursuant to definitive agreements in form and substance satisfactory to the Buyer in its reasonable judgment.

                 (e) For the period beginning on September 1, 1994 and ending on November 30, 1994, the average monthly revenues of the Company Group (after adjustment to eliminate revenues attributable to the Buyer and LCI International, Inc.) derived (i) from switched telecommunications services shall be at least $31,791,000, and (ii) from private line services shall be at least $32,510,000. Such revenues shall have been determined pursuant to the accrual basis of accounting according to GAAP as applicable to the Business and consistently applied in accordance with past accounting practices (including an appropriate adjustment for revenues earned during the month involved but unbilled as of the end of such month and excluding any finance, late payment or similar charges and any taxes collected from a customer), all as verified in reasonable detail to the satisfaction of the Buyer in its reasonable judgment.

                 (f) No action, suit or proceeding shall have been (i) instituted or threatened by any Governmental Authority, before a court or other Governmental Authority, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or by the Ancillary Agreements or that seeks other material relief with respect to any of such transactions, or (ii) instituted by any Person, before a court or other Governmental Authority, that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect or (except for any such action, suit or proceeding (x) that primarily seeks to restrain or prevent the carrying out of the transactions contemplated by this Agreement or to obtain other material relief with respect to the consummation of such transactions or (y) described in Schedule 5.2(f) of the Buyer Disclosure Schedule) to mate-rially impair the ability of the Buyer, following the Closing, to conduct the business and operations of the Company Group. On the Closing Date, there shall be no injunction, restraining order, judgment or decree of any nature of any court or other Governmental Authority in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or by the Ancillary Agreements.

                 (g) All Excluded Indebtedness shall have been repaid in full or assumed by the Seller or a Non-Company Affiliate, and all prepayment premiums and other monetary obligations of any member of the Company Group relating to such Excluded Indebtedness and repayment thereof shall have been satisfied, in each case at the Seller's sole expense or out of any cash funds constituting current assets of the Company Group, or assumed by the Seller or a Non-Company Affiliate.

                 (h) The Seller shall have delivered to the Buyer each of the items listed in Section 6.1 below.

                 (i) No event, occurrence, fact, condition, change or development (other than (x) any event, occurrence, fact, condition, change or development that affects the economy generally or the telecommunications industry as a whole or (y) any action, suit or proceeding described in Schedule 5.2(f) of the Buyer Disclosure Schedule) shall have occurred or come to exist since June 30, 1994 that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect.


                                   ARTICLE VI
                                  THE CLOSING

                 6.1. Deliveries by the Seller. At the Closing, the Buyer shall be entitled to receive from the Seller the following:

                 (a) Certificate of good standing in each of the states in which the Seller, the Selling Subsidiary and each member of the Seller Group party to an Ancillary Agreement is incorporated, or any member of the Company Group is incorporated or qualified, stating that each such member is a validly existing corporation in good standing.

                 (b) A certificate, dated as of the Closing, signed by an officer of the Seller to the effect set forth above in Section 5.2(a) and (b).

                 (c) An opinion from counsel to the Seller, in form and substance reasonably satisfactory to the Buyer, as to the matters set forth in Annex B and as to such other matters as may be reasonably requested by the Buyer.

                 (d) Copies of duly adopted resolutions of the respective
         Board of Directors of the Seller, the Selling subsidiary and each member of the Seller Group party to an Ancillary Agreement, approving the execution, delivery and performance of this Agreement (in the case of the Seller or the Selling Subsidiary) and the Ancillary Agreements to which it is a party, certified by the respective Secretary or an Assistant Secretary of such member.

                 (e) The Ancillary Agreements duly executed by each party thereto other than the Buyer.

                 (f) A correct and complete copy of the Certificate or Articles of Incorporation, as amended, of the Seller, the Selling Subsidiary, each member of the Seller Group party to any Ancillary Agreement, and each member of the Company Group, certified by the Secretary of State of its state of incorporation, and a correct and complete copy of the Bylaws, as amended, of each member of the Company Group, certified by the respective Secretary or an Assistant Secretary of each such member.

                 (g) Certificates representing the Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing all requisite transfer or other tax stamps.

                 (h) The resignations of the directors of each member of the Company Group.

                 (i) An original or photostatic copy, duly certified as accurate and complete, of all Governmental Approvals and other Consents described in Section 5.2(c) that are obtained or made by a member of the Seller Group.

                 (j) A certificate of the Seller, the Selling Subsidiary and each member of the Seller Group party to an Ancillary Agreement, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of the certifying party and stating that it is not a "foreign person" within the meaning of section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder.

                 (k) All Election Forms, together with all required attachments thereto, duly executed by the common parent of the Seller Group.

                 (l) Evidence of repayment and satisfaction in full of the Excluded Indebtedness and other obligations referred to in Section 5.2(g), or agreements and instruments of assumption and undertaking with respect to the Excluded Indebtedness and such obligations, in each case satisfactory to the Buyer in its reasonable judgment.

                 (m) An agreement among the Seller, the Pipeline Subsidiaries, the Buyer and the Company Group, in form and substance satisfactory to the Buyer and the Seller in their reasonable judgment, whereby the Seller and the Pipeline Subsidiaries agree to, from time to time, cooperate with and assist the Buyer and the Company Group and execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be reasonably necessary, or otherwise reasonably be requested by the Buyer or any member of the Company Group, to confirm and assure the rights provided to the Buyer or any member of the Company Group with respect to the Rights of Way, including under the Agreement, any Ancillary Agreement or any other agreement or instrument to which the Seller or any Pipeline Subsidiary is a party or is bound relating to the Rights of Way, such actions to include, without limitation, the delivery of any documents or instruments, in recordable form, if appropriate, reasonably requested by the Buyer or any member of the Company Group to evidence the transfer of an interest in any portion of the Rights of Way heretofore made from any Pipeline Subsidiary to any member of the Company Group and reasonable cooperation in obtaining any required consents in connection with such transfers.

                 (n) Such other documents and instruments as the Buyer may reasonably request.


                 6.2. Deliveries by the Buyer. At the Closing, the Seller shall be entitled to receive from the Buyer the following:

                 (a) Certificate of existence from the Secretary of State of the State of Georgia, stating that the Buyer is a legally existing corporation.

                 (b) A certificate, dated as of the Closing, signed by an officer of the Buyer to the effect set forth above in Sections 5.1(a) and (b).

                 (c) Copies of duly adopted resolutions of the Board of Directors of the Buyer, approving the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer is a party, certified by the Secretary or an Assistant Secretary of the Buyer.

                 (d) The Ancillary Agreements to which the Buyer is to be a party, duly executed by the Buyer.

                 (e) Payment of the Purchase Price in cash at the Closing pursuant to Section 1.1(b).

                 (f) A correct and complete copy of the Articles of Incorporation, as amended, of the Buyer, certified by the Secretary of State of Georgia, and a correct and complete copy of the Bylaws, as amended, of the Buyer, certified by the Secretary or an Assistant Secretary of the Buyer.

                 (g) An opinion from counsel of the Buyer in form and substance reasonably satisfactory to the Seller, as to the matters set forth in Annex C and as to such other matters as may be reasonably requested by the Seller.

                 (h) An original or photostatic copy, duly certified as accurate and complete, of all Governmental Approvals and other Consents described in Section 5.1(c) that are obtained or made by the Buyer.

                 (i) Such other documents and instruments as the Seller may reasonably request.

                                  ARTICLE VII
                                  TERMINATION

                 7.1. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

                 (a) by the mutual written consent of the Buyer and the Seller;

                 (b) by the Buyer or the Seller by written notice to the other party after 12:01 a.m. Eastern time an February 1, 1995, if the Closing shall not have occurred;

                 (c) by either the Buyer or the Seller by written notice to the other party if any event shall occur or exist that otherwise shall have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements or covenants hereof to be performed or complied with by such party prior to the Closing; or

                 (d) by the Seller in the event that a Change in Control or a Potential Change in Control of the Buyer has occurred and is continuing. For purposes of this Section 7.1(d), (i) a "Change in Control" of the Buyer shall be deemed to have occurred if (x) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of voting securities of the Buyer representing 50% or more of the total voting power represented by the Buyer's then outstanding voting securities, or (y) the stockholders of the Buyer shall have approved a merger or consolidation of the Buyer with any other corporation, other than (1) the Buyer's previously announced merger with (or acquisition by merger of) IDB Communications Group, Inc. or
         (2) a merger or consolidation which would result in the voting securities of the Buyer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the total voting power represented by the voting securities of the Buyer or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Buyer shall have approved an agreement for the sale or disposition by the Buyer (in one transaction or a series of related transactions) of all or substantially all of the Buyer's assets, and (ii) a "Potential Change in Control" of the Buyer shall be deemed to have occurred and be continuing if (x) the Buyer shall have entered into an agreement, approved by the Board of Directors of the Buyer, the consummation of which would result in the occurrence of a Change in Control, and such agreement shall not have been terminated, expired or been abandoned, or (y) (1) any "person" (as defined above) shall have commenced a tender or exchange offer for voting securities of the Buyer representing 50% or more of the total voting power represented by the Buyer's then outstanding voting securities, and the Buyer shall have sent to its shareholders, at a time when such offer remains outstanding, a statement recommending that they accept such offer or stating that the Buyer expresses no opinion and is remaining neutral towards such offer, and (2) such tender offer remains outstanding.

                 7.2.     Effect of Termination.  (a) Except as provided in
Section 7.2(b) below, in the event of the termination and abandonment of this Agreement pursuant to the preceding Section of this Agreement, this Agreement shall become void and have no effect, and without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its shareholders, directors, officers, employees, representatives or Affiliates, except as otherwise expressly provided in this Agreement and except for any liability of any such party resulting from such party's breach of any covenant or agreement of such party contained in this Agreement.

                 (b) In the event of the termination and abandonment of this Agreement by the Seller solely because of the failure by the Buyer to obtain financing sufficient to consummate the transactions contemplated hereby as contemplated by Section 4.4(b), other than through a failure to satisfy a condition that is also a condition to the Buyer's obligations under this Agreement, the Buyer shall pay the Seller a termination fee in cash as follows (the "Termination Fee"):

(i) in the event that the Buyer's lenders refuse to finance the transaction as a result of (x) any breach by the Buyer of a covenant contained in its Commitment Letters, (y) any breach by the Buyer of one of its representations in the Commitment Letters or (z) a material adverse change in the Buyer's business, then the Termination Fee shall be in an amount equal to $40,000,000 (if such termination occurs prior to November 1, 1994) or $50,000,000 (if such termination occurs thereafter), and (ii) in the event that (x) the Buyer's lenders refuse to finance the transaction other than as a result of the matters described in clause (i), or (y) the condition to the Buyer's obligations contained in Section 5.2(i) would not have been satisfied in the absence of the parenthetical appearing in Section 5.2(i), then the Termination Fee shall be in an amount equal to $25,000,000.

                 (c)      Payment of any Termination Fee pursuant to this
Section 7.2 shall be made by wire transfer to the account of the Seller on the date that is 10 business days following termination of this Agreement.


                                  ARTICLE VIII
                              CERTAIN DEFINITIONS

                 8.1. Certain Definitions. All references herein to Articles, Sections, Exhibits and Annexes shall be deemed references to Articles and Sections of, and Exhibits and Annexes to, this Agreement, unless the context shall otherwise require. All references to Schedules shall be deemed references to the Seller Disclosure Schedule, except for express references to the Buyer Disclosure Schedule, and unless the context shall otherwise require. Whenever used in this Agreement (including in the Buyer Disclosure Schedule and the Seller Disclosure Schedule), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

                 Actual Amount:  as defined in Section 4.15(b).

                 Acquisition Transaction:  as defined in Section 4.2.

                 Additional Amount:  as defined in Section 1.1(b).

                 Affiliate: any Person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the

         Person involved, including, without limitation, officers and directors, (ii) that directly or beneficially owns or holds 5% or more of any equity interest in the Person involved, or (iii) 5% or more of whose voting securities (or in the case of a Person which is not a corporation, 5% or more of any equity interest) is owned directly or beneficially by the Person involved. As used herein, the term "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

                 Agreement: this Stock Purchase Agreement, including the Buyer Disclosure Schedule and Seller Disclosure Schedule.

                 Ancillary Agreements: (a) the Litigation Assumption Agreement and (b) the following agreements, each of which shall be dated as of the Closing Date:

                          (1)     the Seller Non-Compete Agreement;

                          (2)     the Seller's Administrative Services
                 Agreement, by and among the Seller, the Buyer, the Company and the members of the Company Group listed on the signature pages thereof, providing for the provision of transitional services by the Seller to the Company Group;

                          (3) the Company's Administrative Services Agreement, by and among the Seller, the Company and the other members of the Company Group listed on the signature pages thereof, providing for the provision of transitional services by the Company Group to the Seller;

                          (4) the License Agreement, among Williams Information Services Corporation ("WISC"), the Company and WilTel, providing for the license by WISC to the Company and WilTel of certain trademarks (the "Trademark License Agreement");

                          (5) the Cross-License Agreement among WISC, Vyvx, Inc. ("Vyvx"), WilTel Data Network Services ("WDNS"), WilTel Communications Services ("WCS"), including subsidiaries of WCS and WilTel International, Inc., providing for the license by the

                 Company Group of certain software to WISC and the license by WISC to the Company Group of certain software;

                          (6) the Assignment of Rights, between the Company, WDNS and WISC, providing for the assignment by the Company and WDNS of certain patents to WISC;

                          (7) Assignment of Rights Agreement, among the Company, WilTel and WCS, providing for the assignment by the Company and WilTel of certain patents and inventions to WCS;

                          (8) the Assignment of Marks Agreement, between the Company and WISC, providing for the assignment by the Company of certain trademarks to WISC;

                          (9) the Assignment of Marks Agreement, between the Company and WCS, providing for the assignment by the Company of certain trademarks to WCS;

                          (10) the Assignment of Marks Agreement, between the Company and WDNS, providing for the assignment by the Company of certain trademarks to WDNS;

                          (11) the Assignment of Marks Agreement, between the Company and Vyvx, providing for the assignment by the Company of certain trademarks to Vyvx;

                          (12) Assignment of ITU Marks Agreement, between the Company and WISC, providing for the assignment by the Company of certain intent-to-use trademark applications to WISC;

                          (13) the Joint Marketing Agreement, among the Company, WCS and WDNS, providing for the joint marketing of long distance services and related equipment and services;

                          (14) the Right of Use Agreement, among WilTel, WCS and Vyvx, providing for joint use of certain leased facilities;

                          (15) the Amended and Restated Telecommunications Services Agreement, between the Seller and WilTel, providing for the provision of private line and switched telecommunications services to the Seller and the Seller Group (the "Telecommunications Services Agreement");

                          (16) the Amended and Restated Agreement, between WilTel and Vyvx, providing for the transfer of a fiber strand and related services to Vyvx;

                          (17) the Master Purchase and Service Agreement, between the Buyer and WCS, providing for the sale of telecommunications equipment and related services to the Buyer;

                          (18) the Rights of Way Confirmation Agreement, among the Seller, the Pipeline Subsidiaries, the Buyer, the Company and WilTel, relating to certain agreements to which the Pipeline Subsidiaries are parties, with respect to the Rights of Way;

                          (19) the WilTel Collocate Agreement, between WilTel and Vyvx, relating to the collocation of certain WilTel and Vyvx properties;

                          (20) Amendment to Station Site Assignment between Williams Pipe Line Company ("Williams Pipe Line") and WilTel, amending the Station Site Assignment delivered pursuant to the Midwest Cross Master Agreement;

                          (21) Amendment to Station Site Lease, between Williams Pipe Line and WilTel, amending the Station Site Lease delivered pursuant to the Midwest Cross Master Agreement;

                          (22)    Mobile Radio Base Station Facilities
                 Agreement, between Williams Pipe Line and WilTel, granting WilTel the right to use certain mobile radio base station facilities;

                          (23) Partial Release of Co-occupancy Agreement, between Williams Pipe Line and WilTel releasing WilTel from certain indemnification obligations;

                          (24) Pipeline Bill of Sale, between Williams Pipe Line and WilTel transferring to WilTel a pipeline located in Kansas;

                          (25) Co-occupancy Agreement, between Williams Pipe Line and WilTel, relating to a portion of the PD-10 pipeline;

                          (26) Co-occupancy Agreement, between Williams Pipe Line and WilTel, relating to a portion of the PD-10 pipeline; and

                          (27) Second Amendment to Agreement, between Williams Pipe Line and WilTel, amending the Mobil Purchase Agreement;

         in each case in the respective forms thereof contained in the Exhibit Schedule previously delivered by the Seller and the Buyer.

                 Assets: the properties and assets of the Company Group, including but not limited to the Real Property.

                 Audited Balance Sheet Current Ratio: as defined in Section 4.7(b).

                 Audited Financial Statements:  as defined in Section 3.5(a).

                 Audited Six-Month Financial Statements: as defined in Section 3.5(a).

                 Audited June 30 Balance Sheet: the audited combined balance sheet of WilTel Network Services as at June 30, 1994 included in the Audited Financial Statements.

                 Audited 1993 Balance Sheet: the audited combined balance sheet of WilTel Network Services as at December 31, 1993 included in the Audited Financial Statements.

                 Audited Year-End Financial Statements; as defined in Section 3.5(a).

                 Beneficiary:  as defined in Section 3.16(a)(i).

                 Business: as of any date on or prior to the Closing Date, the business and operations of the Company Group as currently conducted.

                 Buyer:  as defined in the first paragraph of this Agreement.

                 Buyer Affiliate: any Subsidiary or other controlled Affiliate of the Buyer (including, following the Closing, the Company Group).

                 Buyer Disclosure Schedule:  as defined in Section 2.3.

                 Buyer Financing Agreements: the financing agreements contemplated by Section 4.4(b).

                 Buyer Indemnitees:  as defined in Section 4.8(a).

                 Buyer Information:  as defined in Section 4.11(b).

                 Buyer Parties:  as defined in Section 4.11(b).

                 Buyer Representatives:  as defined in Section 4.11(b).

                 Buyer's Savings Plan:  as defined in Section 4.10(h)(ii).

                 CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.

                 Change in Control:  as defined in Section 7.1(d).

                 Closing:  as defined in Section 1.2.

                 Closing Date:  as defined in Section 1.2.

                 Closing Date Current Ratio:  as defined in Section 4.7(b).

                 COBRA Participant:  as defined in Section 4.10(c)(ii).

                 Code: the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                 Commitment Letters:  as defined in Section 2.4.

                 Company:  as defined in the first recital to this Agreement.

                 Company Group: the Company and its Subsidiaries other than the Excluded Subsidiaries; provided that Digital Communications of America, Inc. shall be included in the Company Group only from and after June 24, 1994.

                 Company Plan:  as defined in Section 4.10(b)(ii).

                 Confidential Buyer Information:  as defined in Section 4.11(b).

                 Confidential Seller Information: as defined in Section 4.11(b).

                 Confidentiality Agreements:  as defined in Section 4.11(a).

                 Consent: any consent, approval, authorization, waiver, permit, grant, franchise, tariff, concession, agreement, license, ordinance, certificate, exemption, order, registration, declaration, certification, filing, report or notice of, with or to any Person other than a Governmental Authority.

                 Consent Losses:  as defined in Section 4.17.

                 Contract:  as defined in Section 3.11(a).

                 Current Employees:  as defined in Section 4.10(c)(i).

                 Current Ratio: as at any date, the ratio of the combined current assets of the Company Group to the combined current liabilities of the Company Group, as such assets and liabilities would be set forth in a combined balance sheet of the Company Group as at such date prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company Group; provided that the respective amounts of such assets and liabilities shall be adjusted to exclude (i) cash and cash equivalents, (ii) accounts payable--affiliates and other intercompany amounts and (iii) accruals for Income Taxes payable or receivable. In addition, the Closing Date Current Ratio shall be adjusted by deducting from the combined current liabilities of the Company Group any accounts payable amount for capital expenditures which, when added to the capital expenditures already paid during 1994 by the Company Group (or by the Seller on their behalf), are in excess of the Required Amount, such deduction not to exceed the amount of accounts payable for capital expenditures.

                 DCA:  as defined in Section 3.16(a)(ii).

                 Dispute:  as defined in Section 4.19(a).

                 Election Forms:  as defined in Section 4.6(g)(ii).

                 Eligible Retirees:  as defined in Section 4.10(d)(ii).

                 Employee:  as defined in Section 3.16(a)(i).

                 Environmental Laws: all Laws relating to the protection of the environment, or to any environmental activity, including, without limitation, (a) CERCLA and the Resource Conservation and Recovery Act, and (b) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Materials into the air, surface water, groundwater or land, or regulating the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials.

                 Equity Plan:  as defined in Section 4.10(a).

                 ERISA: the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                 Excluded Businesses: the business and operations of the Excluded Subsidiaries as currently conducted.

                 Excluded Indebtedness: all Indebtedness of or guaranteed by any member of the Company Group, other than any such Indebtedness listed on Schedule 8.1 of the Seller Disclosure Schedule.

                 Excluded Intellectual Property: the Licensed Marks and all other trademarks, servicemarks and tradenames used by the Excluded Subsidiaries in connection with the Excluded Businesses to be transferred to the Seller or an Affiliate of the Seller prior to the Closing in accordance with Section 4.14.

                 Excluded Liabilities: (i) the liabilities, obligations, commitments, costs and expenses for which the Seller is responsible pursuant to Section 4.10 and 4.14, (ii) the Expenses described in
         Section 9.1(b), and (iii) all liabilities and obligations relating to the Excluded Indebtedness.

                 Excluded Subsidiaries: Vyvx, Inc., a Delaware corporation, WilTel Communications Systems, Inc., a Delaware corporation, WilTel Financial Corporation, a Delaware corporation, WCS Communications Systems, Inc., a Delaware corporation, WCS, Inc., a Delaware corporation, WCS Microwave Services, Inc., a Nevada corporation, Facilities Communications International, a Texas partnership, and WilTel Data Network Services, Inc., a Delaware corporation.

                 Existing Contract: as defined in Section 4.10(f).

                 Expenses:  as defined in Section 9.1(a).

                 Extraordinary Expenditures:  as defined in Section 4.15(d).

                 Final Allocation:  as defined in Section 4.6(g)(iii).

                 Financial Statements:  as defined in Section 3.5(a).

                 Forum Expenditures:  as defined in Section 4.15(d).

                 Forum Property: the parcels of real property described by metes and bounds in Exhibit A to the Agreement of Purchase and Sale, dated August 5, 1994, between TCEP Forum, Inc., as Seller, and WilTel, Inc., as Purchaser, and more commonly known as "The Forum at Williams Center" and "Lot A".

                 GAAP:  as defined in Section 3.5(c).

                 Governmental Approval: any consent, approval, authorization, waiver, permit, grant, franchise, tariff, concession, agreement, license, ordinance, certificate, exemption, order, registration, declaration, certification, filing, report or notice consent of, with or to any Governmental Authority.

                 Governmental Authority: any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof; or any court, or legally constituted tribunal or arbitrator.

                 Hazardous Materials: any substance that: (a) is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (c) is toxic, explosive, corrosive, flammable, infectious, radio-active, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

                 HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                 Income Tax: any Tax computed in whole or in part based on or by reference to net income and any alternative, minimum, accumulated earnings or personal holding company Tax (including all interest and penalties thereon and additions thereto).

                 Income Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 Indebtedness: as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) directly or indirectly guaranteed or in effect guaranteed by such Person, or secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

                 Indemnification Notice: the written notice, if any, to be delivered by the Seller to the Buyer, stating that the Seller shall provide the indemnity set forth in Section 4.17.

                 Insured Claim:  as defined in Section 4.18(a).

                 Intellectual Property: the United States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including, without limitation, registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media).

                 IRS:  the Internal Revenue Service.

                 Law: all applicable provisions of all (a) constitutions, treaties, statutes, laws, codes, rules, regulations or ordinances of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

                 Leased Real Property: all interests in real property leased to any member of the Company Group pursuant to the Leases.

                 Leases: the real property leases, subleases, tenancies and occupancy agreements pursuant to which any member of the Company Group is the lessee, sublessee, tenant or occupant of real property.

                 Licensed Marks: as such term shall be defined in the trademark License Agreement.

                 Lien: any mortgage, pledge, deed of trust, hypothecation, security interest, encumbrance, title retention agreement, license, easement, covenant, encroachment, interest, option, right of first offer, negotiation or refusal, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract, or (with respect to the Shares or other equity securities of any member of the Company Group) any voting trust agreement or proxy.

                 Litigation: any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any arbitrator or Governmental Authority.

                 Litigation Assumption Agreement: the Litigation Assumption Agreement, to be dated as of the Closing Date, to be entered into among the Seller, the Buyer, the Company and WilTel, as contemplated by and on the terms set forth in that certain letter of even date herewith among the parties hereto.

                 Litigation Claims:  as defined in Section 4.19.

                 Losses:  as defined in Section 4.8(a).

                 LTD Employees:  as defined in Section 4.10(c)(i).

                 Material Adverse Effect: any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, operations, results of operations or financial condition of the Company Group taken as a whole.

                 Medical Plan Retirees:  as defined in Section 4.10(d)(i).

                 Negotiation Request:  as defined in Section 4.19(a).

                 New Contract:  as defined in Section 4.10(f).

                 1994 Capital Requirements Budget:  as defined in Section 4.15.

                 Non-Company Affiliate: any Affiliate of the Seller other than a member of the Company Group.

                 Non-Disclosure Agreement:  as defined in Section 4.11(a).

                 Ordinary Course of Business: the usual, regular and ordinary course of business of the Company Group, consistent with the past custom and practice thereof recognizing the rapidly evolving telecommunications industry.

                 Organizational Documents:  as defined in Section 3.2.

                 Owned Intellectual Property:  as defined in Section 3.9(a).

                 Owned Real Property: the real property owned by any member of the Company Group, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto or owned by any member of the Company Group and located on Leased Real Property, and all easements, rights of way, licenses, rights and appurtenances relating to the foregoing for the benefit of a member of the Company Group.

                 Pension Plan:  as defined in Section 4.10(g).

                 Permitted Liens: (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP, or (ii) Liens that, individually and in the aggregate, do not and would not reasonably be expected to materially detract from the value of any of the property or assets of the Business or materially interfere with the use thereof as currently used by the Company Group.

                 Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

                 Pipeline Subsidiaries: shall mean Williams Pipe Line Company, a Delaware corporation, Northwest Pipeline Corporation, a Delaware corporation, and Williams Natural Gas Company (formerly named Northwest Central Pipeline Corporation), a Delaware corporation.

                 Plan: as defined in Section 3.16(a)(i).

                 Potential Change in Control: as defined in Section 7. 1(d).

                 Preclosing Period: as defined in Section 4.15.

                 Purchase Price: as defined in Section 1.1(b).

                 Real Property: the Owned Real Property and the Leased Real Property.

                 Related Persons: as defined in Section 3.16(a)(i).

                 Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, leeching, migration, transporting, placing, pouring, or any similar activity, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

                 Remedial Action: all actions required under applicable Environmental Laws to (i) clean up, remove, treat or in any other way remediate any Hazardous Mate-rials; (ii) prevent the Release or threatened Release into the environment of Hazardous Materials or (iii) perform studies, investigations, monitoring and closure and post-closure activities related to any such Hazardous Materials.

                 Required Amount: as defined in Section 4.15(a).

                 Required Consents: as defined in Section 5.1(c).

                 Restricted Parties: as defined in Section 4.2.

                 Rights of Way: the easements, rights of way and other rights entitling the Company Group to own, use, operate and maintain the telecommunications network shown on the map attached as Annex D hereto, consisting of the Midwest Cross, Western Build, LDX, RCI, East Link, Lightnet, microwave and North-South California segments.

                 Sale-Leaseback Financings: those certain transactions pursuant to the Sale-Leaseback Participation Agreements pursuant to which the Company sold (a) its entire fiberoptics telecommunications system comprised of approximately 1,080 route miles from Fairfax, Kansas to Salt Lake City, Utah, (b) its entire fiberoptics telecommunications system comprised of approximately 747 route miles from Salt Lake City, Utah to Los Angeles, California, and (c) its entire digital microwave telecommunications system comprised of approximately 841 route miles from Evanston, Wyoming to Portland, Oregon, and the owner participants leased such systems back to the Company.

                 Sale-Leaseback Guarantees: those certain guarantees provided by the Seller to the Sale-Leaseback Parties, pursuant to the Sale-Leaseback Participation Agreements and the separate guarantees thereunder, guaranteeing the Company's rental payment and other obligations under the Sale-Leaseback Financings.

                 Sale-Leaseback Participation Agreements: (i) the First Supplemental Participation Agreement, dated as of April 15, 1987, among Williams Telecommunications Company, as Lessee, The CIT Group/Factoring Manufacturers Hanover, Inc. ("CIT"), as Owner Participant, Wilmington Trust Company and William J. Wade, as Owner Trustee, the purchasers listed in Schedule I thereto, as Pur-chasers and The Connecticut Trust Company, National Association ("CBT"), as Indenture Trustee, (ii) the Participation Agreement, dated as of April 15, 1987, among Williams Telecommunications Company, as Lessee, Ford Motor Credit Company, as Owner Participant, Wilmington Trust Company and William J. Wade as Owner Trustee, the financial institutions listed in Schedule I thereto as Loan Participants, and CBT, as Indenture Trustee, and (iii) the Participation Agreement, dated as of April 16, 1987, among Williams TeleCommunications Company, as Lessee, Ford Motor Credit Company, as Owner Participant, Wilmington Trust Company and William J. Wade, as Owner Trustee, the financial institutions listed in Schedule I thereto, as Loan Participants, and CBT, as Indenture Trustee,

                 Sale-Leaseback Parties: the owner participants and the loan participants under the Sale-Leaseback Participation Agreements.

                 Scheduled Contracts: means any (i) Contract referred to in
         Section 3.11(a)(1)(i), for aggregate revenues based upon an annualized amount derived from the actual billings dated June 1994 or financial obligations based upon an annualized amount derived from actual payments by the Company Group for the six months ending June 30, 1994;
         (ii) any Contract that is a consulting agreement that provides for payments of more than $500,000 in the aggregate or $50,000 annually based upon an annualized amount derived from actual payments by the Company Group for the six months ending June 30, 1994, or is for a term of more than five years; (iii) any Contract referred to in
         Section 3.11(a)(3) that will continue to be in affect, or will be subject to reinstatement, following the Closing; (iv) any Contract relating to the Rights of Way that (w) covers 100 miles or more of Rights of Way, (x) covers a portion of the Rights of Way acquired for a purchase price of $1,000,000 or more, (y) provides for annual payments of $50,000 or more, or (z) is a Contract to or by which any member of the Company Group, on the one hand, and any member of the Seller Group, on the other hand, is a party or otherwise bound or affected; (v) any Contract referred to in Section 3.11(a)(5)(i) for aggregate revenues based upon an annualized amount derived from the actual billings dated June 1994 or financial obligations based upon an annualized amount derived from the actual payments by the Company Group for the six months ending June 30, 1994; (vi) any Contract referred to in Section 3.11(a)(8)(i) for aggregate revenues based upon an annualized amount derived from the actual billings dated June 1994 or financial obligations based upon an annualized amount derived from actual payments by the Company Group for the six months ending June 30, 1994; (vii) any Contract referred to in Section 3.11(a)(9); (viii) any Contract referred to in Section 3.11(a)(10); and (ix) any Contract with American Telephone & Telegraph Co., MCI Communications Corp., Sprint Corporation, any Regional Bell Operating Company ("RBOC"), Cable and Wireless Communications, Inc. or any other foreign long-distance telephone carrier (other than any non-disclosure agreement with any such foreign long-distance telephone carrier or any entrance facilities agreement with any RBOC), that is not included in any of the foregoing categories.

                 Scheduled Leases: as defined in Section 3.7(b).

                 Section 338(h)(10) Election: as defined in Section 4.6(g)(i).

                 Seller: as defined in the introductory paragraph of this Agreement.

                 Seller Disclosure Schedule: as defined in Section 3.1(a).

                 Seller Group: the Seller and its Affiliates, including (prior to the consummation of the Closing) the Company Group.

                 Seller Information: as defined in Section 4.11(b).

                 Seller Non-Compete Agreement: as defined in Section 4.12.

                 Seller Parties: as defined in Section 4.11(b).

                 Seller Representatives: as defined in Section 4.11(b).

                 Seller Retiree Medical Plans: as defined in Section 4.10(d)(i).

                 Seller's Consolidated Group: as defined in Section 4.6(b)(i).

                 Seller's Savings Plan: as defined in Section 4.10(c)(iii).

                 Seller Sponsored Plans: as defined in Section 4.10(b) (i).

                 Seller Welfare Plans: as defined in Section 4.10(b)(i).

                 Selling Subsidiary: as defined in the introductory paragraph of this Agreement.

                 Shares: as defined in the first recital to this Agreement.

                 Subsequent Contract: as defined in Section 3.11(b).

                 Subsequent Financial Statements: the Subsequent Monthly Financial Statements and the Subsequent Quarterly Financial Statements.

                 Subsequent Lease: as defined in Section 3.7(b).

                 Subsequent Monthly Financial Statements: as defined in Section 4.13.

                 Subsequent Quarterly Financial Statements: as defined in
         Section 4.13.

                 Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

                 Supplemental Agreement: as defined in Section 4.11(a).

                 Supplemental Approved Budget: as defined in Section 4.15(h).

                 Tax: any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other similar governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

                 Tax Dispute Accountants: as defined in Section 4.6(h).

                 Tax Dispute Resolution Mechanism: as defined in Section 4.6(h).

                 Tax Return: any return, report, declaration, form,, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 Telecommunications Services Agreement: as defined in the definition of the term "Ancillary Agreements."

                 Termination Fee: as defined in Section 7.2(b).

                 Trademark License Agreement: as defined in the definition of the term "Ancillary Agreements."

                 Transaction Expenses: as defined in Section 9.1(a).

                 Treasury Regulations: the regulations prescribed under the Code.

                 Wilkens: as defined in Section 4.10(f).

                 WilTel: WilTel, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company.

                 WilTel Network Services: the network services operations of the Company Group, consisting of the business and operations of the members of the Company Group other than the Company.

                                   ARTICLE IX
                                 MISCELLANEOUS

                 9.1. Expenses. (a) Except as set forth below in this Section
9.1 or as otherwise specifically provided for in this Agreement, the Seller, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including but not limited to attorneys', auditors', brokers', consultants', actuaries, and financing commitment fees) ("Expenses") in connection with the transactions contemplated hereby and by the Ancillary Agreements, including the preparation, execution and delivery of this Agreement and the Ancillary Agreements and performance hereof and thereof, whether or not the transactions contemplated hereby and thereby shall be consummated (the foregoing Expenses, collectively, "Transaction Expenses"). Without limiting the foregoing, the Buyer shall bear any appraisal fees and other Transaction Expenses incurred by it in developing the allocation of the Purchase Price.

                 (b) The Seller shall cause any Transaction Expenses incurred by any member of the Company Group to be fully paid for prior to the Closing Date, and in no event shall any Transaction Expenses be accrued on the financial statements of the Company Group as of the Closing Date.

                 (c) Any Expenses that relate to the preparation and delivery of the Financial Statements shall be borne by the Seller.


                 9.2. Public Disclosure. Prior to the Closing, no press release or other public announcement or communication shall be made or caused to be made concerning the terms and conditions of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby by either party hereto without notice to and consultation with the other party, except for such disclosures as are required by law or the rules of any national securities exchange.

                 9.3. Governing Law and Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of, the State of New York, without giving effect to the conflict of laws rules thereof. The Buyer, the Seller and the Selling Subsidiary hereby irrevocably (a) submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York (and the

New York State and Federal courts having jurisdiction over appeals therefrom) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the Ancillary Agreements and other agreements and documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, (b) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such an action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such Ancillary Agreement or other agreement or document may not be enforced in or by such courts, and (c) agree not to commence any such action, suit or proceeding except in, and all claims with respect to such an action, suit or proceeding shall be heard and determined in, such a New York State or Federal court. The Buyer, the Seller and the Selling Subsidiary hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                 9.4. Notices. Any notices or other communications required or permitted to be given under this Agreement shall be in writing, shall be deemed to have been given when delivered in person, by telex or telecopier, when delivered to a recognized next business day courier, or, if mailed, when deposited in the United States first class mail, registered or certified, return receipt requested, with proper postage prepaid, addressed as follows or to such other address as notice shall have been given pursuant hereto:

                 If to the Seller or the Selling Subsidiary:

                                  The Williams Companies
                                  One Williams Center
                                  Tulsa, Oklahoma 74172
                                  Attn: Senior Vice President,
                                          Corporate Development &
                                          Planning
                                  Telecopy: (918) 588-2334
                                  Confirmation phone no.: (918) 588-2390
                 with a copy to:

                                  The Williams Companies
                                  One Williams Center
                                  Tulsa, Oklahoma 74172
                                  Attn: General Counsel
                                  Telecopy: (918) 588-2334
                                  Confirmation no.: (918) 588-2302

                 If to the Buyer:

                                  LDDS Communications, Inc.
                                  515 East Amite Street
                                  Jackson, Mississippi 39201
                                  Attn: Chief Financial Officer
                                  Telecopy: (601) 360-8615
                                  Confirmation phone no.: (601) 360-8610

                 with a copy to:

                                  Debevoise & Plimpton
                                  875 Third Avenue
                                  New York, New York 10022
                                  Attn: Meredith M. Brown, Esq.
                                  Telecopy: (212) 909-6836
                                  Confirmation phone no.: (212) 909-6000

                 9.5. Assignment. This Agreement may not be assigned, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that the Buyer may assign its rights under this Agreement in whole or in part to a wholly owned Subsidiary of the Buyer (including but not limited to any wholly owned Subsidiary of the Buyer formed or acquired following the date hereof) or following the Closing to any lender to the Buyer or any Subsidiary thereof as security for obligations to such lender, provided that no such assignment by the Buyer of such rights shall relieve the Buyer of its obligations hereunder.

                 9.6. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                 9.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                 9.8. Amendment; Waivers. Except as hereinafter provided, this Agreement may not be amended, modified or discharged and no provision contained in this Agreement may be waived, except by a writing duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in the first sentence of Section 4.6(b)(i) and the second sentence of Section 4.8(b) with respect to the exclusivity of the indemnities provided for in Sections 4.6 and 4.8, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. The representations, warranties, covenants and agreements of any member of the Seller Group made in or in connection with this Agreement or the Ancillary Agreements shall not be affected or deemed waived by reason of any investigation made or information obtained by or on behalf of the Buyer (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

                 9.9. Entire Agreement. This Agreement, the Confidentiality Agreements and the Ancillary Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                 9.10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                 9.11. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable for any reason, the validity, legality and enforceabil-ity of the remaining provisions hereof shall not in any way be affected or impaired thereby.

                 9.12. Third Parties. Except as provided in Sections 4.6, 4.8 and 4.17 with respect to indemnification of the Buyer Indemnitees hereunder, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or a successor or permitted assign of such a party.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                           LDDS COMMUNICATIONS, INC.


                                           By /s/ BERNARD J. EBBERS
                                              Bernard J. Ebbers, President


                                           THE WILLIAMS COMPANIES, INC.


                                           By /s/ KEITH BAILEY
                                              Keith Bailey, President


                                           WTG HOLDINGS, INC.


                                           By /s/ ROY A. WILKENS
                                              Roy A. Wilkens, President